UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
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PROGRESS SOFTWARE CORPORATION
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PROGRESS SOFTWARE CORPORATION
14 Oak Park
Bedford, Massachusetts 01730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Progress Software Corporation will be held on Tuesday, May 5, 2015, commencing at 10:00 a.m., local time, at our principal executive offices located at 14 Oak Park, Bedford, Massachusetts 01730, for the following purposes:

1.	To elect seven directors to serve until the annual meeting of stockholders held in 2016 and until their respective successors are elected and qualified;

2.	To hold an advisory vote on the compensation of our named executive officers;

3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015;

4.	To approve the reincorporation of the company from Massachusetts to Delaware; and

5.	To transact any other business as may properly come before the annual meeting and any adjournment or postponement of that meeting.
Our Board of Directors has fixed the close of business on March 5, 2015 as the record date for determination of the stockholders entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement of the meeting.

By Order of the Board of Directors,

Stephen H. Faberman
Secretary

March 26, 2015
Bedford, Massachusetts

YOUR VOTE IS IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

PROGRESS SOFTWARE CORPORATION
14 Oak Park
Bedford, Massachusetts 01730
_______________________________

PROXY STATEMENT
_______________________________

This proxy statement is being furnished in connection with the solicitation by the Board of Directors of Progress Software Corporation of proxies for use at the 2015 Annual Meeting of Stockholders to be held on Tuesday, May 5, 2015, at 10:00 a.m., local time, at our principal executive offices located at 14 Oak Park, Bedford, Massachusetts 01730. We anticipate that this proxy statement and the form of proxy card will first be mailed to stockholders on or about March 26, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to Be Held on May 5, 2015:

This proxy statement and our 2014 Annual Report on Form 10-K are available at:
http://materials.proxyvote.com/743312

At the annual meeting, stockholders will be asked to consider and vote upon the following proposals:

1.	To elect seven directors to serve until the annual meeting of stockholders held in 2016 and until their respective successors are elected and qualified;

2.	To hold an advisory vote on the compensation of our named executive officers;

3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015;

4.	To approve the reincorporation of the company from Massachusetts to Delaware; and

5.	To transact any other business as may properly come before the annual meeting and any adjournment or postponement of that meeting.
ABOUT THE MEETING AND VOTING
What is the purpose of the annual meeting?
At our annual meeting, stockholders will act upon the matters outlined in the meeting notice provided with this proxy statement. If you attend the annual meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, by which you direct another person to vote your shares at the meeting on your behalf. Our Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support for the proposals presented. This proxy statement explains the proposals to be voted on at the annual meeting.
Who can attend the meeting?
All stockholders as of the close of business on March 5, 2015, the record date, or their duly appointed proxies, may attend the meeting. If you plan to attend the meeting, please note that you will need to bring your proxy card or voting instruction card and valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting and all mobile phones must be silenced during the meeting.

Please also note that if you hold your shares through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.
Who is entitled to vote at the meeting?
Only stockholders of record at the close of business on March 5, 2015, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. There were 50,589,674 shares of our common stock outstanding on the record date.
What are the voting rights of the holders of our common stock?
Each share of our common stock outstanding on the record date will be entitled to one vote on each matter considered at the meeting.
What is the difference between holding shares as a stockholder of record and a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us by completing, signing, dating and returning a proxy card, or to vote in person at the annual meeting.
Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of your shares. We have sent these proxy materials to your broker or bank. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee will provide a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.
What is a quorum?
A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. For the annual meeting, the presence, in person or by proxy, of the holders of at least 25,294,838 shares, which is a simple majority of the 50,589,674 shares outstanding as of the record date, will be considered a quorum allowing votes to be taken and counted for the matters before the stockholders.
If you are a stockholder of record, you must deliver your vote by mail or attend the annual meeting in person and vote in order to be counted in the determination of a quorum.
Abstentions and broker “non-votes” will be counted as present or represented at the annual meeting for purposes of determining the presence or absence of a quorum. A broker “non-vote” occurs when a broker or other nominee who holds shares for a beneficial owner withholds its vote on a particular proposal with respect to which it does not have discretionary voting power or instructions from the beneficial owner.
What is the difference between a routine matter and a non-routine matter?
Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as Proposal 1, the election of directors, Proposal 2, the advisory vote on executive compensation, and Proposal 4, the reincorporation of the company from Massachusetts to Delaware. Because brokers require their customers’ direction to vote on such non-routine matters, it is critical that stockholders provide their brokers with voting instructions. Proposal 3, ratification of the appointment of our independent registered public accounting firm, will be a “routine” matter for which your broker does not need your voting instruction in order to vote your shares.
How do I vote?
If you are a stockholder of record, you have the option of submitting your proxy card by mail or attending the meeting and delivering the proxy card. The designated proxy will vote according to your instructions. You may also attend the meeting and personally vote by ballot.

If you are a beneficial owner of shares, in order to vote at the meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares. If you have the broker’s proxy, you may vote by ballot or you may complete and deliver another proxy card in person at the meeting.
When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares at the meeting as you direct. If you do not make specific choices, they will vote your shares to:

•	elect the seven directors nominated by our Board of Directors;

•	approve the advisory vote on the compensation of our named executive officers;

•	approve the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015; and

•	approve the reincorporation of the company from Massachusetts to Delaware.
If any matter not listed in the Notice of Meeting is properly presented at the meeting, the proxies will vote your shares in accordance with their best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.
How does the Board of Directors recommend that I vote?

•	FOR proposal one — elect the seven nominees to the Board of Directors.

•	FOR proposal two — approve the advisory vote on the compensation of our named executive officers.

•	FOR proposal three — approve the ratification of the selection of Deloitte &Touche LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2015.

•	FOR proposal four — approve the reincorporation of the company from Massachusetts to Delaware.
Can I change or revoke my vote?
You may revoke your vote at any time before the proxy is exercised by filing with our secretary a written notice of revocation or by signing and duly delivering a proxy bearing a later date. At the meeting, you may revoke or change your vote by submitting a proxy to the inspector of elections or voting by ballot. Your attendance at the meeting will not by itself revoke your vote.
What vote is required to approve each proposal?
Proposal One: Election of Directors: The nominees who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR the nominee or WITHHOLD your vote from the nominee. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the director. As a result, any shares not voted by a customer will be treated as a broker non-vote. These broker non-votes will have no effect on the results of this vote. In an uncontested election, if a nominee receives a greater number of votes “withheld” from his election than votes “for” such election, that nominee will submit his offer of resignation for consideration by our Nominating and Corporate Governance Committee in accordance with our majority vote policy discussed in more detail on page 14 of this proxy statement.
Proposal Two: Advisory Vote on Executive Compensation: The affirmative vote of a majority of the shares present or represented and voting on this proposal is required to approve the advisory vote on the compensation of our named executive officers. Abstentions will not be counted towards the vote total and will have no effect on the results of the vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Those broker non-votes will have no effect on the results of this vote.
Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm: The affirmative vote of a majority of the shares present or represented and voting on this proposal is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm with respect to the fiscal year ending November 30, 2015. Abstentions will not be counted towards the vote total and will have no effect on the results of the vote. Brokerage firms do have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to appoint Deloitte & Touche LLP as our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2015, the Audit Committee of our Board will consider the results of this vote when selecting auditors in the future.
Proposal Four: Reincorporation of the company from Massachusetts to Delaware: The affirmative vote of two-thirds of our issued and outstanding shares as of the record date is required to approve the reincorporation of the company from Massachusetts to Delaware. Abstentions will have the same effect as “Against” votes. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Those broker non-votes will have the same effect as “Against” votes.
Why are we proposing to reincorporate in Delaware?
We believe that reincorporating in Delaware will give us a greater measure of flexibility and certainty in corporate governance than is available under Massachusetts law. The State of Delaware is recognized for adopting comprehensive, modern and flexible corporate laws, which are revised periodically to respond to the changing legal and business needs of corporations. Delaware’s specialized business judiciary is composed of experts in corporate law matters, and a substantial body of court decisions has developed construing Delaware corporation law. As a result, Delaware law provides greater clarity and predictability with respect to our corporate legal affairs than is currently the case under Massachusetts law. For these and other reasons, many major U.S. corporations have incorporated in Delaware or have changed their corporate domiciles to Delaware in a manner similar to our proposal.
What is entailed by the reincorporation?
We are currently incorporated in Massachusetts and, as such, governed by Massachusetts law. As a result of the reincorporation, we will be reincorporated in Delaware and governed by Delaware law. The reincorporation will be effected by a plan of domestication that has been adopted by our Board of Directors. A copy of this plan of domestication is attached as Appendix A.
The reincorporation will not involve any change in the business, directors, officers, management, properties, or corporate headquarters of the company.
How will the reincorporation affect my rights as a stockholder?
Your rights as a stockholder currently are governed by Massachusetts law and the provisions of the company’s Restated Articles of Organization, as amended, and the Amended and Restated Bylaws. As a result of the reincorporation, you will remain a stockholder of the company with rights governed by Delaware law and the provisions of the company’s new Certificate of Incorporation and the Amended and Restated Bylaws, which differ in various respects from your current rights. These important differences are discussed in this Proxy Statement under “Proposal Four – Reincorporation of the Company from Massachusetts to Delaware; Comparison of Stockholder Rights Before and After the Reincorporation.” Forms of our new Certificate of Incorporation and Amended and Restated Bylaws after the reincorporation are attached to this Proxy Statement as Appendixes B and C, respectively.
How will the reincorporation affect my ownership percentage in the company?
Your proportionate ownership interest in the company will not be affected by the reincorporation.

Are dissenters’ rights available in connection with the reincorporation?
 No, Massachusetts law does not afford stockholders dissenters’ rights in connection with a reincorporation.
What is “householding” of proxy materials?
In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the proxy materials. This practice is designed to reduce duplicate mailings and save printing and postage costs. If you would like to have a separate copy of our 10-K and/or proxy statement mailed to you or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your proxy card. We will deliver such additional copies promptly upon receipt of such request.
In other cases, stockholders receiving multiple copies at the same address may wish to receive only one. If you now receive more than one copy, and would like to receive only one copy, please submit your request to the address or phone number that appears on your proxy card.
Who will count the votes and where can I find the voting results?
Broadridge Financial Services, Inc. will tabulate the voting results. We will announce the voting results at the annual meeting and we will publish the results by filing a Current Report on Form 8-K with the Securities and Exchange Commission within four business days of the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board of Directors is currently composed of seven members. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated for election as directors Barry N. Bycoff, John R. Egan, Ram Gupta, Charles F. Kane, David A. Krall, Michael L. Mark and Philip M. Pead, each of whom is currently a director of our company.
Each director elected at the annual meeting will hold office until the next annual meeting of stockholders or special meeting in lieu of such annual meeting and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. There are no family relationships among any of our executive officers or directors.
Each of the director nominees named in this proxy statement has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve. In the event that before the annual meeting one or more nominees named in this proxy statement should become unable to serve or for good cause will not serve, the persons named in the enclosed proxy will vote the shares represented by any proxy received by our Board of Directors for such other person or persons as may thereafter be nominated for director by the Nominating and Corporate Governance Committee and our Board of Directors.

DIRECTORS
The following table sets forth the director nominees, their ages, and the positions currently held by each person with our company. In addition, for each person we have included information regarding the business or other experience, qualifications, attributes or skills considered in determining that each person should serve as a director.

Name	Age	Position
Barry N. Bycoff	66	Director
John R. Egan (3)	57	Non-Executive Chairman of the Board
Ram Gupta (1)(2)	53	Director
Charles F. Kane (1)(3)	57	Director
David A. Krall (2)(3)	54	Director
Michael L. Mark (1)(2)	69	Director
Philip M. Pead	62	President and Chief Executive Officer and Director

(1)	Member of Audit Committee

(2)	Member of Nominating and Corporate Governance Committee

(3)	Member of Compensation Committee
Mr. Bycoff has been a director since May 2007. Mr. Bycoff was our Executive Chairman from March 2009 until April 2011. From May 2005 to July 2007, Mr. Bycoff was a venture partner of Pequot Ventures, the venture capital arm of Pequot Capital Management, Inc. Mr. Bycoff has also served as Chairman of Aveksa Inc, Chairman of Day Software Holding AG and on the Board of Directors of StubHub Inc.
As the founder and former Chief Executive Officer of Netegrity, Inc., a public technology company, Mr. Bycoff demonstrated leadership, management and strategic experience, as well as significant financial, operational and corporate governance experience. Mr. Bycoff also has significant management experience from working in a variety of software companies. Mr. Bycoff also has valuable experience as a current and former board member of a number of public and private technology-related companies. Mr. Bycoff also brings to the Board of Directors his investing experience from his tenure at Pequot Ventures.
Mr. Egan became our Non-Executive Chairman of the Board in December 2012. Mr. Egan has been a director since September 2011. Mr. Egan is managing partner of Egan-Managed Capital, a Boston based venture capital fund he founded in October 1998 that specializes in technology and early stage investments. From October 1986 until September 1998, Mr. Egan served in a number of executive positions with EMC Corporation (NYSE: EMC), a publicly-held global leader in information technology, including Executive Vice President, Products and Offerings, Executive Vice President, Sales and Marketing, Executive Vice President, Operations and Executive Vice President, International Sales. Mr. Egan serves on the Board of Directors for other publicly-traded and privately-held companies. They include: EMC Corporation (NYSE: EMC), VMWare, Inc. (NYSE: VMW), a publicly-held leader in virtualization and cloud infrastructure; Verint Systems, Inc. (NASDAQ:VRNT), a publicly-held provider of systems to the internet security market and NetScout Systems, Inc. (NASDAQ: NTCT), a publicly-held network performance management company, where he serves as Lead Director.
Mr. Egan brings to our Board of Directors extensive understanding and expertise in the information technology industry as a result of his service on other boards of directors combined with his executive leadership roles at EMC Corp. His broad experience ranges from venture capital investments in early-stage technology companies to extensive sales and marketing experience, to executive leadership and management roles. Mr. Egan brings to the Board business acumen, substantial operational experience, and expertise in corporate strategy development. Mr. Egan also has extensive experience serving as a director of publicly-traded companies.
Mr. Gupta has been a director since May 2008. From May 2007 until May 2010, Mr. Gupta was Executive Chairman of CAST Iron Systems, Inc., a leading Software as a Service (SaaS) and cloud application integration provider. Prior to that time, from November 2005 until May 2007, Mr. Gupta was President and Chief Executive Officer of CAST Iron Systems, Inc. Mr. Gupta was previously a director of S1 Corp. and Source Forge, Inc. Mr.

Gupta also has served in a variety of leadership roles within the Board of Directors of several privately-held technology companies including Platform Computing Corporation, Persistent Systems Limited, Accruent Inc. and Yodlee Inc.
Mr. Gupta has extensive strategic marketing and management expertise at global technology companies, including responsibility for strategy, marketing, development, customer support, alliances and mergers and acquisitions. As a former executive and current board member of several technology-related public companies, Mr. Gupta offers industry specific, public company board experience to our Board of Directors. His extensive experience in the software industry, particularly in the area of strategy and marketing, is a significant asset to the Board of Directors.
Mr. Kane has been a director since November 2006. Mr. Kane is an adjunct professor of International Finance at the MIT Sloan Graduate Business School of Management. Mr. Kane is currently a Director and Strategic Advisor of One Laptop Per Child, a non-profit organization that provides computing and internet access for students in the developing world, for whom he served as President and Chief Operating Officer from 2008 until 2009. Mr. Kane served as Executive Vice President and Chief Administrative Officer of Global BPO Services Corp., a special purpose acquisition corporation, from July 2007 until March 2008, and as Chief Financial Officer of Global BPO from August 2007 until March 2008. Prior to joining Global BPO, he served as Chief Financial Officer of RSA Security Inc., a provider of e-security solutions, from May 2006 until RSA was acquired by EMC Corporation in October 2006. From July 2003 until May 2006, he served as Chief Financial Officer of Aspen Technology, Inc. (NYSE: AZPN), a provider of supply chain management software and professional services. Mr. Kane is currently a director of Demandware, Inc. (NYSE: DWRE), a leading provider of software-as-a-service (SaaS) ecommerce solutions that enable companies to deliver customized shopping experiences to consumers in the digital world, Carbonite, Inc. (NASDAQ: CARB), a leading provider of online backup solutions for consumers and small and medium sized businesses, and Realpage Inc. (NASDAQ: RP), a publicly traded company providing on demand software solutions for the rental housing industry. Mr. Kane was previously a director of Netezza Corporation, Borland Software Corporation and Applix Inc.
As our Audit Committee financial expert and Chairman of the Audit Committee, Mr. Kane provides a high level of expertise and leadership experience in the areas of finance, accounting, audit oversight and risk analysis derived from his experience as the chief financial officer of publicly-traded technology companies. Mr. Kane also offers substantial public company board experience to our Board of Directors.
Mr. Krall has been a director since February 2008. Mr. Krall has served as a strategic advisor to Roku, Inc., a leading manufacturer of media players for streaming entertainment, since December 2010 and to Universal Audio, Inc., a manufacturer of audio hardware and software plug-ins, since August 2011. From February 2010 to November 2010, he served as President and Chief Operating Officer of Roku, where he was responsible for managing all functional areas of the company. Prior to that, Mr. Krall spent two years as President and Chief Executive Officer of QSecure, Inc., a developer of secure credit cards based on micro-electro-mechanical-system technology. From 1995 to July 2007, he held a variety of positions of increasing responsibility and scope at Avid Technology, Inc. (NYSE: AVID), a leading provider of digital media creation tools for the media and entertainment industry. His tenure at Avid included serving seven years as the company’s President and Chief Executive Officer. Mr. Krall also currently serves on the Board of Directors for Universal Audio, Audinate Pty Ltd., and Quantum Corp. (NYSE: QTM), a global expert in data protection and big data management.
Mr. Krall has significant leadership, management and operational experience through his service in a broad range of executive positions within the software and technology industries. From working in companies ranging from small startups to public companies with thousands of employees serving worldwide marketplaces, Mr. Krall brings experience in the areas of new product development, integration of complex software and hardware solutions, strategy formation, and general management.
Mr. Mark has been a director since July 1987. He was our Non-Executive Chairman of the Board from April 2011 until May 2012 and also from December 2006 until March 2009. From March 2009 until April 2011, Mr. Mark served as Lead Independent Director. Mr. Mark is a private investor and member of Walnut Venture Associates, an investment group seeking opportunities in early-stage and emerging high-tech companies in New England. Mr. Mark was a founder of several high-tech companies, including Intercomp Company, American Energy

Services, Inc., and Cadmus Computer Systems Corporation. Mr. Mark is also an investor in numerous early-stage companies and serves on several private boards of directors.
Mr. Mark has served on our Board of Directors for over twenty-five years, spanning the entire time that we have been a public company. As a result, Mr. Mark provides our Board of Directors with critical historical knowledge and insights on our business and the software industry generally. Mr. Mark also has extensive experience as a director of public and private companies.
Mr. Pead became our President and Chief Executive Officer on December 7, 2012. Prior to that time, Mr. Pead was our Interim Chief Executive Officer, a position he assumed on November 2, 2012. Mr. Pead served as Executive Chairman of the Board from October 8, 2012 until December 7, 2012. Mr. Pead was our Non-Executive Chairman of the Board from May 2012 until October 2012. Mr. Pead has been a director since July 2011. Mr. Pead was formerly the Chairman of the Board of Directors of Allscripts Health Solutions Inc. (NASDAQ: MDRX), a leading health care information technology company. Mr. Pead was also the President and Chief Executive Officer of Eclipsys Corporation, a leading provider of enterprise clinical and financial software for hospitals, which was merged with Allscripts in August 2010. From March 2007 to May 2009, Mr. Pead served as the Managing Partner of Beacon Point Partners LLC, a healthcare consulting firm. Mr. Pead served as President and Chief Executive Officer of Per-Se Technologies Inc., a provider of healthcare information technology services, from November 2000 until its acquisition by McKesson Corporation in January 2007.
As our Chief Executive Officer, Mr. Pead provides key insight and advice with respect to corporate strategy and management development and a deeper understanding of our products, technology and market opportunities. Furthermore, Mr. Pead provides our company with industry insight and knowledge as a result of his many years experience in the software industry, working in executive roles in several publicly- and privately-held companies, including Per-Se Technologies, Dun & Bradstreet Corporation and Attachmate Corporation. In addition to Progress Software Corporation, Mr. Pead serves on the board of directors of Emdeon Inc., which was a publicly-traded company until it was acquired by The Blackstone Group L.P. and Hellman & Friedman LLC., and aLabs Corp., doing business as Accumen, a privately-held technology company focused on partnering with health systems to deliver lab excellence.
Our Board of Directors recommends that you vote FOR the election of the following seven individuals as directors: Barry N. Bycoff, John R. Egan, Ram Gupta, Charles F. Kane, David A. Krall, Michael L. Mark and Philip M. Pead.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Board of Directors
Our Board of Directors met eight times during the fiscal year ended November 30, 2014. Each of our directors attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of all committees of our Board of Directors on which he served during 2014. Our Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees.
Audit Committee
The Audit Committee of our Board of Directors during 2014 consisted of Messrs. Gupta, Kane and Mark, with Mr. Kane serving as Chairman. The Audit Committee met eight times during 2014.
Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by NASDAQ and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Kane qualifies as an “audit committee financial expert” under the rules of the SEC.
The Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “Company Info/Who We Are” page.
The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities for accounting and financial reporting compliance. The Audit Committee meets with management and with our independent registered public accounting firm to discuss our financial reporting policies and procedures, our internal control over financial reporting, the results of the independent registered public accounting firm’s examinations, our critical accounting policies and the overall quality of our financial reporting, and the Audit Committee reports on these matters to our Board of Directors. The Audit Committee meets with the independent registered public accounting firm with and without our management present.
For 2014, among other functions, the Audit Committee:

•	appointed the independent registered public accounting firm;

•	reviewed with our independent registered public accounting firm the scope of the audit for the year and the results of the audit when completed;

•	reviewed the independent registered public accounting firm’s fees for services performed;

•
reviewed with management and the independent registered public accounting firm the annual audited financial statements and the quarterly financial statements, prior to the filing of reports containing those financial statements with the SEC;

•	reviewed with management our major financial risks and the steps management has taken to monitor and control those risks; and

•	reviewed with management various matters related to our internal controls.
Compensation Committee
The Compensation Committee of our Board of Directors during 2014 consisted of Messrs. Egan, Kane and Krall, with Mr. Krall serving as Chairman. The Compensation Committee met six times during 2014. Our Board of Directors has determined that each member of the Compensation Committee meets the independence requirements promulgated by NASDAQ.
Our Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “Company Info/Who We Are” page.

In accordance with its charter, the Compensation Committee:

•	oversees our overall executive compensation structure, policies and programs;

•	administers our equity-based plans;

•	reviews, and recommends to our Board of Directors for its approval, the compensation of our Chief Executive Officer;

•	reviews and determines the compensation of all direct reports of the Chief Executive Officer;

•	reviews and makes recommendations to our Board of Directors regarding the compensation of our directors; and

•	is responsible for producing the annual report included in this proxy statement.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of our Board of Directors during 2014 consisted of Messrs. Gupta, Krall, and Mark, with Mr. Gupta serving as Chairman. The Nominating and Corporate Governance Committee met once during 2014. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements promulgated by NASDAQ.
The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “Company Info/Who We Are” page.
In accordance with its charter, the Nominating and Corporate Governance Committee:

•	is responsible for identifying qualified candidates for election to our Board of Directors and recommending nominees for election as directors at the annual meeting;

•	assists in determining the composition of our Board of Directors and its committees;

•	assists in developing and monitoring a process to assess the effectiveness of our Board of Directors;

•	assists in developing and reviewing succession plans for our senior management, including the Chief Executive Officer; and

•	assists in developing and implementing our Corporate Governance Guidelines.
Director Nomination Process
Our Board of Directors has delegated the search for, and recommendation of, director nominees to the Nominating and Corporate Governance Committee. When considering a potential candidate for membership on our Board of Directors, the Nominating and Corporate Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to our Board of Directors and its committees. At a minimum, each nominee is expected to have the highest personal and professional integrity and demonstrated exceptional ability and judgment, and to be effective, with the other directors, in collectively serving the long-term interests of our stockholders. In addition, the Nominating and Corporate Governance Committee has established the following minimum requirements:

•	at least five years of business experience;

•	no identified conflicts of interest as a prospective director of our company;

•	no convictions in a criminal proceeding (aside from traffic violations) during the five years prior to the date of selection; and

•	willingness to comply with our Code of Conduct and Finance Code of Professional Ethics.
The Board of Directors retains the right to modify these minimum qualifications from time to time, and exceptional candidates who do not meet all of these criteria may still be considered.

In addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of our Board of Directors, the Nominating and Corporate Governance Committee may consider the following factors when recommending that our Board of Directors select persons for nomination:

•	Whether the nominee has direct experience in the software industry or in the markets in which we operate.

•	Whether the nominee, if elected, assists in achieving a mix of members on our Board of Directors that represents a diversity of background, experience, skills, ages, race and gender.
The Nominating and Corporate Governance Committee may also consider other criteria that it deems appropriate from time to time for the overall composition and structure of our Board of Directors. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no criterion is necessarily applicable to all prospective nominees. Neither the Nominating and Corporate Governance Committee nor our Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees, although, as described above, both may consider diversity when identifying and evaluating proposed director candidates.
In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews each incumbent director’s overall past service to us, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet applicable independence standards. In the case of a new director candidate, the Nominating and Corporate Governance Committee determines whether the candidate meets the applicable independence standards, and the level of the candidate’s financial expertise. The candidate will also be interviewed by the Nominating and Corporate Governance Committee.
Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with the other directors and management, through the use of search firms or other advisors, through recommendations submitted by stockholders or through other methods that the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once a candidate has been identified, the Nominating and Corporate Governance Committee confirms that the candidate meets all of the minimum qualifications for a director nominee established by the Committee. The Nominating and Corporate Governance Committee then meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. The same procedures apply to all candidates for director nomination, including candidates submitted by stockholders.
Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for our Board of Directors’ approval as director nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to our Board of Directors for appointment to its committees.
The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by stockholders of our company. Recommendations sent by stockholders must provide the following information:

•	the name and address of record of the stockholder;

•
a representation that the stockholder is a record holder of our common stock, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•
the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications described above;

•	a description of all arrangements or understandings between the stockholder and the proposed director candidate; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed under SEC rules.
The submission must be accompanied by a written consent of the individual to be named in our proxy statement as standing for election if nominated by our Board of Directors and to serve if elected by the stockholders. Stockholder recommendations of candidates for election as directors at an annual meeting of stockholders must be given at least 120 days prior to the date on which our proxy statement was released to stockholders in connection with our previous year’s annual meeting.
Stockholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by sending a written communication to the Committee at our offices located at 14 Oak Park, Bedford, Massachusetts 01730, c/o Corporate Secretary.

CORPORATE GOVERNANCE
Independence of Members of our Board of Directors
We have determined that all of our current directors except Mr. Pead (our current President and Chief Executive Officer) are independent within the meaning of the director independence standards of NASDAQ and the applicable rules of the SEC. In making this determination, we evaluated whether any of our directors, or any member of his immediate family, had a direct or indirect material interest in any transactions involving our company, was involved in a debt relationship with our company or received personal benefits outside the scope of the director’s normal compensation. We considered the responses of the directors, and independently considered the commercial agreements, acquisitions and other material transactions entered into by us during 2014, and determined that none of our non-employee directors had a material interest in those transactions.
Board Leadership Structure
Our Corporate Governance Guidelines do not require the separation of the roles of Chairman of the Board and Chief Executive Officer, as our Board believes that effective board leadership structure can be highly dependent on the experience, skills and personal interaction between persons in leadership roles. In recent years, we have had, alternately, an independent Chairman and a non-independent Executive Chairman with a Lead Independent Director. Our policy is to have a Lead Independent Director if the Chairman is not independent.
Our Board leadership structure is currently composed of a non-executive Chairman (Mr. Egan). We believe the current Board leadership structure serves us and our stockholders well by having a strong non-executive Chairman to provide independent leadership of the Board. This leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management. Board members have complete access to and are encouraged to utilize members of our senior management regularly, and they have the authority to retain independent advisors as they deem necessary. The Board believes this leadership structure affords our company an effective combination of internal and external experience, continuity and independence.
Executive Sessions of Independent Directors
Our independent directors meet in executive session without the Chief Executive Officer at every regularly scheduled Board meeting to discuss, among other matters, the performance of the Chief Executive Officer. Executive sessions do not include the employee directors of our company, and the Chairman is responsible for chairing the executive sessions.
Board of Directors’ Role in Risk Oversight
Our Board of Directors believes that its oversight responsibility with respect to the various risks confronting our company is one of its most important areas of responsibility and provides further checks and balances on our leadership structure. Our Board of Directors views its oversight of risk as an ongoing process that occurs throughout the year in the course of evaluating the strategic direction and actions of our company. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also determining what level of risk is appropriate for the company. We believe that having an independent Chairman enhances our board’s ability to oversee our risks.
In carrying out this critical function, our Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management directly by our Board and through its committees. Each committee’s specific area of responsibility is as follows:

•
The Audit Committee is primarily responsible for overseeing risk management as it relates to our financial condition, financial statements, financial reporting process, internal controls and accounting matters. The Audit Committee also assists our Board of Directors in fulfilling its oversight responsibilities with respect to conflict of interest issues that may arise.

•	The Compensation Committee is responsible for overseeing our overall compensation practices, policies and programs and assessing the risks arising from those policies and programs.

•
The Nominating and Corporate Governance Committee considers risks related to corporate governance, including evaluating and considering evolving corporate governance best practices and director and management succession planning.

Our Board of Directors receives reports from members of senior management on the functional areas for which they are responsible. These reports may include operational, financial, sales, competitive, legal and regulatory, strategic and other risks, as well as any related management and mitigation.
Relationships Among Directors, Executive Officers and Director Nominees
There are no family relationships between any director, executive officer or director nominee.
Policy Governing Stockholder Communications with our Board of Directors
Our Board of Directors welcomes communications from stockholders. Any stockholder may communicate either with our Board of Directors as a whole, or with any individual director, by sending a written communication addressed to the Board of Directors or to such director at our offices located at 14 Oak Park, Bedford, Massachusetts 01730, or by submitting an email communication to board@progress.com. All communications sent to our Board of Directors will be forwarded to the Board of Directors, as a whole, or to the individual director to whom such communication was addressed.
Policy Governing Director Attendance at Annual Meetings of Stockholders
We do not require members of our Board of Directors to attend the annual meeting of stockholders. Two of the members of our Board of Directors attended the 2014 annual meeting of stockholders.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “Company Info/Who We Are” page.
Codes of Conduct
Our Board of Directors has adopted a Finance Code of Professional Ethics that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other employees of our finance organization and a Code of Conduct that applies to all of our officers, directors and employees. Copies of the Code of Conduct and the Finance Code of Professional Ethics can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “Company Info/Who We Are” page.
Majority Vote Policy
It is our policy that any nominee for election to the Board in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is to submit his or her offer of resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is to consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to that offer of resignation. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation.

DIRECTOR COMPENSATION
We pay our directors a mix of cash and equity compensation. Employee directors receive no compensation for their service as directors.
In January 2013, upon the recommendation of the Compensation Committee, our Board of Directors reduced the annual cash retainer from $75,000 to $50,000 and reduced the annual cash retainer payable to the non-executive Chairman of the Board from $37,500 to $30,000. Our Board of Directors also adopted stock retention guidelines applicable to directors as described below. These changes were consistent with the market data provided by the Compensation Committee’s external compensation consultant and reflected the fact that we reduced the size of our company by approximately 40% as a result of planned product line divestitures and cost reductions.
For 2014, our Board of Directors determined that there should be no changes to director compensation from the changes made in 2013. Accordingly, for 2014, our non-employee directors were paid an annual retainer of $250,000. This annual retainer was paid $50,000 in cash and $200,000 in equity (with the equity paid in the form of restricted stock units (RSUs) or stock options or any combination of the two, at the election of the individual director). The non-executive Chairman of the Board was paid an additional cash retainer of $30,000.
The number of options was determined by dividing the compensation amount by the grant date Black-Scholes value. The number of RSUs was determined by dividing the compensation amount by the grant date closing price of our common stock as reported by NASDAQ. Upon issuance, the options and RSUs vested in a single installment on December 1, 2014, subject to continued service on our Board of Directors.
With respect to service on the committees of our Board of Directors, the following fees were paid:

•	Audit Committee - $25,000 for the Chairman and $20,000 for the other members;

•	Compensation Committee - $20,000 for the Chairman and $15,000 for the other members; and

•	Nominating and Corporate Governance Committee - $12,500 for the Chairman and $10,000 for the other members.
The fees paid for service on the committees of our Board of Directors were paid in cash.
The fiscal 2014 director compensation was paid to our non-employee directors in one installment on March 31, 2014.
In January 2013, our Board of Directors adopted revised stock retention guidelines for non-employee directors. These guidelines provide for all non-employee directors to hold an amount of our common stock, restricted shares, stock options and/or deferred stock units having a value equal to at least three times the annual cash retainer. Directors have five years to attain this ownership threshold.
Each newly elected director receives an initial director appointment grant of $300,000 of option equivalent shares at the first April or October grant date following his or her election to our Board of Directors. This initial grant may be received in the form of options, deferred stock units or a combination of the two. The split between options and deferred stock units is determined by each director individually by written election made prior to the newly elected director’s appointment to our Board of Directors. The election will be expressed as a percentage of the initial director appointment grant (e.g., 50% in options and 50% in deferred stock units) and may consist of all options, all deferred stock units or any combination thereof. Options and deferred stock units vest over a 48-month period, beginning on the first day of the month following the month the director joins our Board of Directors, with full acceleration of vesting upon a change in control.

Director Compensation Table – Fiscal 2014
The following table sets forth a summary of the compensation earned by or paid to our non-employee directors in 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) (2) ($)	Option Awards (3)(4) ($)	Total ($)
Barry N. Bycoff	50,000	200,015	—	250,015
John R. Egan	95,000	193,941	49,998	338,939
Ram Gupta	82,500	200,015	—	282,515
Charles F. Kane	90,000	200,015	—	290,015
David A. Krall	80,000	200,015	—	280,015
Michael L. Mark	80,000	200,015	—	280,015
______________

(1)	Represents RSUs issued to the named directors electing to receive RSUs in the following amounts:

Name	Total RSUs Granted in 2014
Mr. Bycoff	9,175
Mr. Egan	6,881
Mr. Gupta	9,175
Mr. Kane	9,175
Mr. Krall	9,175
Mr. Mark	9,175
The RSUs to the named directors in the table above vested on December 1, 2014.

(2)
Represents the grant date fair value of RSUs granted on March 31, 2014. The grant date fair value is equal to the number of RSUs granted multiplied by $21.80, the closing price on the date of grant. In the case of Mr. Egan, also includes the fair value of deferred stock units that vested during 2014.

(3)
Mr. Egan elected to receive 25% of the equity compensation portion of his annual retainer in the form of stock options. As a result, Mr. Egan was granted an option to purchase 8,403 shares of our common stock with an exercise price of $21.80 on March 31, 2014, which became fully exercisable on December 1, 2014. The aggregate grant date fair value of these options was approximately $50,000.

Each non-employee director had the following unexercised stock options outstanding as of the record date:

Name	Unexercised Stock Options Outstanding at Record Date
Mr. Bycoff	34,878
Mr. Egan	66,743
Mr. Gupta	—
Mr. Kane	19,205
Mr. Krall	7,705
Mr. Mark	173,434

(4)
Represents the grant date fair value of options granted on March 31, 2014. The grant date fair value of our options is equal to the number of shares subject to the option by the fair value of our options on the date of grant determined by using the Black-Scholes option valuation model. The Black-Scholes value of our options on March 31, 2014 was $5.95. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 12 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2014.

PROPOSAL 2: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. We urge you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement which describe in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the related compensation tables and narrative, which provide detailed information on the 2014 compensation of our named executive officers.
Required Vote and Board Recommendation
We are asking our stockholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at our annual meeting:
“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2015 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the “Summary Compensation Table - Fiscal Years 2014, 2013, and 2012” and the other related tables and narrative disclosure.”
This say-on-pay vote is advisory only and not binding on the company, the Compensation Committee or our Board of Directors. Although the vote is advisory, we, our Board of Directors and our Compensation Committee value the opinions of our stockholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.
Our Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal Three is to ratify the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending November 30, 2015. Deloitte & Touche LLP was the independent registered public accounting firm for our company for the fiscal year ended November 30, 2014.
Although ratification by stockholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and its stockholders. If our stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.
We have been advised that a representative of Deloitte & Touche LLP will be present at the annual meeting. This representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions presented at the meeting.
Independent Registered Public Accounting Firm Fees
Aggregate fees billed to us for services performed for the fiscal years ended November 30, 2014 and November 30, 2013 by our independent registered public accounting firm, Deloitte & Touche LLP, were as follows:

	2014	2013
Audit Fees (1)	$1,945,917	$2,449,885
Tax Fees (2)	310,468	1,287,965
Audit-Related Fees (3)	405,200	—
All Other Fees (4)	2,600	2,200
__________

(1)
Represents fees billed for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements included in Form 10-K and reviews of financial statements included in our interim filings on Form 10-Q, as well as statutory audit fees related to our wholly-owned foreign subsidiaries. In accordance with the policy on Audit Committee pre-approval, 100% of audit services provided by the independent registered public accounting firm are pre-approved.

(2)
Includes fees primarily for tax services. In accordance with the policy on Audit Committee pre-approval, 100% of tax services provided by the independent registered public accounting firm are pre-approved.

(3)	Represents fees billed for due diligence services in connection with the acquisition of Telerik AD.

(4)	Represents fees billed for the subscription to an online accounting research tool.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.
Requests for specific services by the independent registered public accounting firm which comply with the auditor services policy are reviewed by our Finance, Tax, and Internal Audit departments. Requests approved by the group are aggregated and submitted to the Audit Committee in one of the following ways:

•	Request for approval of services at a meeting of the Audit Committee; or

•	Request for approval of services by the Chairman of the Audit Committee and then the approval by the full committee at the next meeting of the Audit Committee.
The request may be made with respect to either specific services or a type of service for predictable or recurring services.
     Our Board of Directors recommends that you vote FOR the ratification of the selection of independent registered public accounting firm for fiscal year 2015.

PROPOSAL 4: REINCORPORATION OF THE COMPANY FROM MASSACHUSETTS TO DELAWARE
General
Our Board of Directors has approved and recommends to stockholders a proposal to change our company’s state of incorporation from The Commonwealth of Massachusetts to the State of Delaware. We refer to this as the “Reincorporation” in this proxy statement. If our stockholders approve the Reincorporation, we will accomplish the Reincorporation by domesticating in Delaware as provided in the Delaware General Corporation Law (DGCL) and the Massachusetts Business Corporation Act (MBCA).
The affirmative vote of the holders of two-thirds (2/3) of the issued and outstanding shares of our common stock as of the record date is required for the approval of our reincorporation from Massachusetts to Delaware.  Abstentions and broker non-votes will be counted as a vote AGAINST our reincorporation from Massachusetts to Delaware.
Principal Features of the Reincorporation
The Reincorporation will be effected pursuant to the Plan of Domestication, which is attached as Appendix A. Approval of this Proposal Four will constitute approval of the Plan of Domestication. The Plan of Domestication provides that we will reincorporate in Delaware and that there will be no change in the business, properties, assets, obligations or management of the company as a result of the Reincorporation. The directors and officers of our company immediately prior to the Reincorporation will serve as the directors and officers of our company following the Reincorporation. We will continue to maintain our headquarters in Massachusetts.
The Plan of Domestication also provides that each outstanding share of our common stock will remain unaffected by the Reincorporation. You will not have to exchange your existing stock certificates for new stock certificates. At the same time, each outstanding option or right to acquire shares of our common stock will continue to be an option or right to acquire an equal number of shares of our common stock under the same terms and conditions.
At the effective time of the Reincorporation, our common stock will continue to be traded on the NASDAQ Stock Market under the symbol “PRGS.” There will be no interruption in the trading of our common stock as a result of the Reincorporation.
Following the Reincorporation, our company will be governed by the DGCL instead of the MBCA. Furthermore, when the Reincorporation becomes effective, we will be governed by the Certificate of Incorporation attached hereto as Appendix B and the Amended and Restated Bylaws attached hereto as Appendix C. In this section, we refer to these documents as the “Delaware Charter” and the “Delaware Bylaws”, respectively. Approval of Proposal Four will constitute approval of the Delaware Charter and the Delaware Bylaws. Our Company’s current Amended and Restated Articles of Organization and Amended and Restated By-Laws will not be applicable to our Company upon completion of the Reincorporation. In this section, we refer to these documents as the “Massachusetts Charter” and the “Massachusetts Bylaws”, respectively.
Reasons for the Reincorporation
For many years, Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have initially chosen Delaware, or chosen to reincorporate in Delaware, in a manner similar to our proposed Reincorporation.
Our Board of Directors believes that the principal reasons for considering such a reincorporation are:

•
the development in Delaware over the last century of a well-established body of case law construing the DGCL, which provides businesses with a greater measure of predictability than exists in any other jurisdiction;

•
the certainty afforded by the well-established principles of corporate governance under Delaware law are of benefit to us and our stockholders and should assist us in continuing to attract and retain outstanding directors and officers;

•	Delaware law itself, which is generally acknowledged to be the most advanced and flexible corporate statute in the country;

•
the Delaware Court of Chancery, which brings to its handling of complex corporate issues a level of experience, a speed of decision and a degree of sophistication and understanding unmatched by any other court in the country; and

•	the Delaware General Assembly, which each year considers and adopts statutory amendments that are designed to meet changing business needs.
Potential Anti-Takeover Implications of Reincorporation
Delaware, like many other states, permits a corporation to adopt a number of measures designed to reduce a corporation's vulnerability to unsolicited takeover attempts through amendment of the corporate certificate of incorporation or by-laws or otherwise. Like Massachusetts, Delaware has a statute limiting business combinations with interested stockholders. However, as discussed above, the Reincorporation is being proposed to allow us to avail ourselves of the favorable corporate environment in Delaware, and not to prevent a change in control of our company.
Furthermore, the Delaware Charter and the Delaware Bylaws will not contain certain provisions that are currently in our organizational documents and which may be viewed as offering anti-takeover protections. For example, as described below in the section entitled, “Comparison of Stockholder Rights Before and After Reincorporation”, the Delaware Charter permits stockholders to remove directors with or without cause by two-thirds vote of the holders of outstanding shares entitled to vote on the matter. Conversely, the Massachusetts Bylaws permit stockholders to remove directors only with cause (as defined in the Massachusetts Bylaws) and only with the vote of the holders of 80% of the outstanding shares entitled to vote on the matter.
Comparison of Stockholder Rights Before and After the Reincorporation
Because of differences between the MBCA and the DGCL, as well as differences between the Massachusetts Charter and Massachusetts Bylaws and the Delaware Charter and Delaware Bylaws, the Reincorporation will effect some changes in the rights of our stockholders. Summarized below is a comparison of significant rights of our stockholders before and after the Reincorporation under the MBCA and the DGCL, the Massachusetts Charter and the Delaware Charter, and the Massachusetts Bylaws and the Delaware Bylaws.
The summary below is not intended to be relied upon as an exhaustive list of all differences or a complete description of the differences between the DGCL and the Delaware Charter and Delaware Bylaws, on the one hand, and the MBCA and the Massachusetts Charter and Massachusetts Bylaws, on the other hand. The summary below is qualified in its entirety by reference to the actual text of the MBCA, the Massachusetts Charter, the Massachusetts Bylaws, the DGCL, the Delaware Charter and the Delaware Bylaws.

	Massachusetts	Delaware
Authorized Capital Stock:
The Massachusetts Charter authorizes 210,000,000 shares, of which, 200,000,000 are designated as common stock, par value $0.01 per share, and 10,000,000 shares are designated as preferred stock, par value $0.01 per share.

The Delaware Charter authorizes 210,000,000 shares, of which, 200,000,000 will be designated as common stock, par value $0.01 per share, and 10,000,000 shares will be designated as preferred stock, par value $0.01 per share.

Voting Rights:	Under the Massachusetts Charter, each holder of common stock is entitled to one vote for each share held on matters submitted to a vote of stockholders.	Under the Delaware Charter, each holder of our common stock will be entitled to one vote for each share held on matters submitted to a vote of stockholders.

Cumulative Voting Right:	Under the MBCA and the Massachusetts Charter, the holders of our common stock do not have cumulative voting rights in the election of directors.	Under the DGCL and the Delaware Charter, the holders of our common stock will not have cumulative voting rights in the election of directors.
Rights of Holders of Preferred Stock:
The Massachusetts Charter provides that our Board of Directors is authorized to fix the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of any series of preferred stock.

The Delaware Charter provides that the Board of Directors will be authorized to determine the rights, powers, preferences, voting powers, relative, participating, optional or other special rights of any series of preferred stock.

Number and Classification of Board of Directors:
The Massachusetts Bylaws provide that all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders, which means that we do not have a classified board of directors.
The Massachusetts Bylaws provide that the number of directors is to be fixed solely by our Board of Directors.
Under the MBCA, the establishment of a classified board would require the approval of our Board of Directors and does not require the approval of our stockholders.

The Delaware Charter and the Delaware Bylaws provide that all directors will be elected to hold office for a one-year term expiring at the next annual meeting of stockholders, which means that we will not have a classified board of directors.
The Delaware Charter provides that the number of directors will be fixed solely by our Board of Directors.
Under the DGCL, the establishment of a classified board would require the approval of the holders of at least a majority of the shares outstanding and entitled to vote in the election of directors.

Removal of Directors:
Under the Massachusetts Bylaws, a director may be removed, but only either for cause by the vote of the holders of at least 80% of the shares entitled to vote, or with or without cause by the vote of at least 3/4 of the directors then serving.
“Cause” is defined as:
(i)    conviction of a felony,
(ii)    declaration of unsound mind by order of court,
(iii)    gross dereliction of duty,
(iv)    commission of an action involving moral turpitude, or
(v)    commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to our company.

Under the Delaware Charter and the Delaware Bylaws, any director may be removed with or without cause by the vote of the holders of at least two-thirds of the shares outstanding and entitled to vote in the election of directors. Under the Delaware Charter and the Delaware Bylaws, no director may be removed by our Board of Directors.
There is no definition of “cause” in the Delaware Charter or Delaware Bylaws.

Vacancies on the Board of Directors:
The Massachusetts Bylaws provide that newly created directorships resulting from an increase in the authorized number of directors or vacancies in the Board of Directors may be filled only by a majority of the directors then in office, even though less than a quorum may then be in office.

The Delaware Bylaws provide that newly created directorships resulting from an increase in the authorized number of directors or vacancies in the Board of Directors may be filled only by a majority of the directors then in office, even though less than a quorum may then be in office, or the sole remaining director.

Special Meetings:
Under the MBCA, a special meeting of stockholders may be called by the corporation’s Board of Directors, or unless otherwise provided in the articles of organization or bylaws, by the holders of at least 40% of the votes entitled to be cast on any issue to be considered at the proposed meeting.
The Massachusetts Bylaws provide that special meetings of stockholders may be called by:
(i)    the Chair of the Board of Directors,
(ii)    the President,
(iii)    the Board of Directors, or
(iv)    the Secretary, upon application of holders of at least 80% of shares outstanding and entitled to vote in the election of directors or such lesser percentage, if any, (but not less than 40%) as determined to be the maximum percentage permitted by applicable law to establish for call of special meeting.

Under the DGCL, a special meeting of stockholders may be called by the corporation’s Board of Directors or by such persons as may be authorized by the corporation’s certificate of incorporation or bylaws.
The Delaware Bylaws provide that special meetings of stockholders may be called by:
(i)    the Chairperson of the Board of Directors,
(ii)    the Chief Executive Officer, the Board of Directors, or
(iii)    the Secretary, upon written application of the holders of at least 80% of the shares outstanding and entitled to vote in the election of directors.

Stockholder Action by Written Consent:
The MBCA permits corporate action without a meeting of stockholders upon the written consent of all stockholders entitled to vote on the action, or to the extent permitted by the articles of organization, by stockholders having not less than the minimum number of votes necessary to take the action at a meeting at which all stockholders entitled to vote on the action are present and voting.
The Massachusetts Bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders, may be taken without a meeting if consents, setting forth the action so taken, shall be given by the holders of 100% of our outstanding stock.

The DGCL permits corporate action without a meeting of stockholders upon the written consent of the holders of that number of shares necessary to authorize the proposed corporate action being taken, unless the certificate of incorporation expressly provides otherwise.

The Delaware Charter and the Delaware Bylaws provide that, unless otherwise prescribed by law, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent.

Quorum of Stockholders:
Under the Massachusetts Bylaws, the holders of a majority of the shares outstanding and entitled to vote at a stockholders meeting, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business.

Under the Delaware Bylaws, the holders of a majority of our shares outstanding and entitled to vote at a stockholders meeting, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business.

Advance Notice Procedures for a Stockholder Proposal or Director Nomination:
A stockholder entitled to vote at an annual meeting may request business to be brought before that meeting, and a stockholder entitled to vote in the election of directors may make a nomination of a person for election as a director, in each case, by providing written notice in proper form and content as set forth in the Massachusetts Bylaws to our Secretary not less than 90 nor more than 120 days prior to the first anniversary of the date of our preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

A stockholder entitled to vote at an annual meeting may request business to be brought before that meeting, and a stockholder entitled to vote in the election of directors may make a nomination of a person for election as a director, in each case, by providing written notice in proper form and content as set forth in the Delaware Bylaws to our Secretary not less than 90 nor more than 120 days prior to the first anniversary of the date of our preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Business Combinations with Interested Stockholders:
The MBCA does not have any provisions governing transactions with large or significant stockholders. However, under Chapter 110D of the Massachusetts General Laws, Massachusetts regulates “control share acquisitions”, which are defined as the acquisition by any person of beneficial ownership of shares of an issuing public corporation, which, but for the provisions of Chapter 110D, would have voting rights and which, when added to all other shares of the corporation owned by such person, would entitle the person to vote shares of the corporation having voting power in the election of directors within any of the following ranges of voting power (i) one-fifth or more but less than one-third of all voting power, (ii) one-third or more but less than a majority of all voting power, or (iii) a majority or more of all voting power.
The Massachusetts Bylaws provide that we have elected not be subject to the control share acquisition statute.
The Massachusetts Charter provides that a business combination with an “interested stockholder” requires the approval of the holders of at least 80% of the voting power of all of our shares entitled to vote generally in the election of directors, voting together as a single class, However, a business combination with an interested stockholder does not require the higher stockholder vote if the transaction has been approved by a majority of the disinterested directors of our Board of Directors and certain pricing and procedural criteria are satisfied.  An interested stockholder is defined to include any person that is:
(i)    the beneficial owner of 15% or more of the outstanding voting stock of the corporation,
(ii)    an affiliate of the corporation and was the beneficial owner of 15% or more of the outstanding voting stock of the corporation, at any time within two years immediately prior to the relevant date, or
(iii)    the assignee of or successor to our capital stock beneficially owned by an interested stockholder at any time within two years immediately prior to the relevant date as a result of transactions not involving a public offering.

Following the Reincorporation, we will be governed by Section 203 of the DGCL. Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation may not engage in any business combination with any “interested stockholder” for a three-year period following the date that such stockholder becomes an interested stockholder unless:
(i)    prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,
(ii)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer), or
(iii)    on or subsequent to such date, the business combination is approved by the Board of Directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, and (b) the affiliates and associates of any such person.

Mergers and Acquisitions:
Under the MBCA, a merger, share exchange and sale of all or substantially all of the assets of a corporation must be approved by the board of directors and, unless (i) a greater percentage vote is required by the articles of organization, bylaws or the Board of Directors or (ii) a lesser percentage vote is required by the articles of organization, the merger, share exchange or sale of assets must be approved by two-thirds of all the shares entitled to vote on the matter. The articles of organization may provide for a lesser vote than two-thirds but not less than a majority of the shares entitled to vote on the matter.
The Massachusetts Charter provides that a merger, share exchange or sale of substantially all of the assets of our company must be approved by a majority of all of the shares entitled to vote on the matter.

Under the DGCL, a merger, consolidation, sale of all or substantially all of a corporation’s assets other than in the regular course of business or dissolution of a corporation must be approved by a majority of the outstanding shares entitled to vote.
The Delaware Charter does not specify a voting power requirement different than required by the DGCL.

Amendment of Articles of Incorporation:
Under the MBCA, any amendments to the Massachusetts Charter must be adopted by the Board of Directors and, unless (i) a greater percentage vote is required by the articles of organization, bylaws or the Board of Directors or (ii) a lesser percentage vote is required by the articles of organization, the amendment must generally be approved by the holders of two-thirds of all the shares entitled to vote on the matter.
The Massachusetts Charter requires the affirmative vote of the holders of at least 80% of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class to approve amendments relating to the provisions of the Massachusetts Charter with respect to:
(i)    the approval of certain business combinations with interested stockholders, or
(ii)    the amendment of provisions of the Massachusetts Bylaws relating to liability of directors to our company, indemnification of directors and officers by our company and the removal of directors.

The DGCL provides that a corporation may amend its certificate of incorporation upon the adoption of a resolution setting forth the proposed amendment by the Board of Directors of a corporation and thereafter by the affirmative vote of holders of a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides for a different vote of the stockholders.
The Delaware Charter does not specify a voting power requirement different than required by the DGCL to approve amendments to the Delaware Charter, except with respect to amendments to the provisions relating to:
(i)    our Board of Directors, including removal and filling of vacancies,
(ii)    the liability of directors to our company,
(iii)    the obligation of our company to indemnify directors and officers
(iv)    forum selection, or
(v)    the vote required to amend the Delaware Charter,
each of which require the approval of the holders of at least two-thirds of the outstanding shares of our common stock.

Amendment of Bylaws:
The MBCA and the Massachusetts Bylaws provide that stockholders have the power to make, amend or repeal the bylaws. The Massachusetts Bylaws provide that the Massachusetts Bylaws may be amended by the vote of the holders of a majority of the shares entitled to vote at any annual or special meeting of stockholders.
The Massachusetts Bylaws may also be amended by our Board of Directors except that the amendment of provisions of the Massachusetts Bylaws relating to the removal of directors or the vote required to amend the Massachusetts Bylaws must be approved by 75% of the directors then serving.

Under the DGCL, directors may amend the bylaws of a corporation only if such right is expressly conferred upon the directors in its certificate of incorporation.
The Delaware Charter provides that the Board of Directors has the power to adopt, amend, alter or repeal the Delaware Bylaws and that the Delaware Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote at any annual election of directors.

Dividends:	Under the Massachusetts Bylaws, the Board of Directors may declare and pay dividends upon the shares of our capital stock, which dividends may be paid either in cash, securities or other property.
Under the Delaware Bylaws, dividends upon our capital stock may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of our capital stock.

Limitation of Liability:
The MBCA authorizes a Massachusetts corporation to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation for monetary damages for breach of fiduciary duty as directors, provided that the provision may not eliminate or limit the liability of directors for:
(i)    any breach of the director’s duty of loyalty to the corporation or its stockholders,
(ii)    any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii)    any improper distributions to stockholders under the MBCA, or any transaction from which the director derived an improper personal benefit.
The Massachusetts Charter limits the liability of our directors in accordance with the MBCA.

The DGCL and the Delaware Charter eliminate the liability of a director for monetary damages for breach of fiduciary duty, except for liability:
(i)    for any breach of the director’s duty of loyalty to our company or its stockholders,
(ii)    for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii)    under Section 174 of the DGCL, or
(iv)    for any transaction from which the director derived any improper personal benefit.

Indemnification of Officers and Directors:
The MBCA provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director or officer against liability incurred if he acted in good faith, he reasonably believed his conduct was in the best interests of the corporation or was not opposed to the best interests of the corporation, and in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.
The MBCA also provides that a corporation must indemnify a director or officer who was successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.
 The MBCA permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon such individuals’ commitment to repay any advances unless it is determined ultimately that such individuals are entitled to be indemnified.
The Massachusetts Charter and Massachusetts Bylaws contain indemnification provisions consistent with the MBCA.

Pursuant to Section 145 of the DGCL, a corporation has the power to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the individual’s conduct was unlawful.
The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action.
 The DGCL permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon such individuals’ commitment to repay any advances unless it is determined ultimately that such individuals are entitled to be indemnified.
Under the DGCL, the rights to indemnification and advancement of expenses provided in the law are non-exclusive, in that, subject to public policy issues, indemnification and advancement of expenses beyond that provided by statute may be provided by bylaw, agreement, vote of stockholders, disinterested directors or otherwise.
The Delaware Charter and Delaware Bylaws contain indemnification provisions consistent with the DGCL.

Stock Redemption and Repurchases:	Under the MBCA, a corporation may acquire its own shares and those shares constitute authorized but unissued shares.
Under the DGCL, a corporation may purchase or redeem its own shares of capital stock, except when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation.

Duration of Proxies:	Under the MBCA, unless otherwise provided in the appointment form, a proxy executed by a stockholder will remain valid for a period of 11 months.	Under the DGCL, a proxy executed by a stockholder will remain valid for a period of three years unless the proxy provides for a longer period.

Stockholders Right to Inspect Books and Records:
The MBCA provides that upon five days written notice a stockholder of a corporation is entitled to inspect and copy, during regular business hours at the office where they are maintained, copies of any of the following records of the corporation:
(i)    articles of organization and bylaws,
(ii)    resolutions adopted by the Board of Directors creating one or more classes or series of shares and fixing their rights and preferences,
(iii)    minutes and written consents of all stockholders’ meetings for the past three years,
(iv)    all written communications to stockholders generally within the past three years, including financial statements furnished to stockholders,
(v)    a list of the names and business addresses of the corporation’s current directors and officers, and
(vi)    the corporation’s most recent annual report delivered to the secretary of state.

The DGCL provides that any stockholder of record may demand to examine the corporation’s stock ledger, a list of its stockholders and its other books and records for any proper purpose. If management of the corporation refuses, the stockholder can compel release of the books by court order.

Appraisal and Dissenters Rights:
Under the MBCA, stockholders have appraisal rights in the event of certain corporate actions such as a merger, consolidation or action that materially and adversely affects the rights of a stockholder with respect to his shares. If a proposed corporate action requiring appraisal rights is submitted to vote at a stockholders’ meeting, a stockholder who wishes to assert appraisal rights with respect to his shares must:
(i)    deliver written notice to the corporation before the vote is taken of his intent to demand payment if the proposed action is effectuated, and
(ii)    not vote any shares in favor of the proposed action.
The corporation is required to pay fair value to a stockholder exercising appraisal rights for the shares held by such stockholder. If fair value is unsettled, the MBCA provides for resolution of fair value in a single equitable proceeding in a court in the county in Massachusetts where the corporation’s principal office or registered office is located.

Under the DGCL, stockholders have appraisal rights, in the event of certain corporate actions such as a merger or consolidation. These rights include the right to dissent from voting to approve such corporate action, and demand fair value for the shares of the dissenting stockholder. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders meeting, a stockholder who wishes to assert dissenters’ rights must:
(i)    deliver to the corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effected, and
(ii)    not vote his shares in favor of the proposed action.
If fair value is unsettled, the DGCL provides for the dissenter and the company to petition the Court of Chancery.

Franchise Taxes:	Massachusetts imposes no franchise tax or similar fee on Massachusetts corporations.
After, the Reincorporation, we will be required to pay annual franchise taxes to Delaware determined by a formula based on the number of our authorized shares, or the value of our assets, whichever would result in a lesser tax. We expect to pay approximately $180,000 per year in franchise taxes, which is the maximum franchise tax amount currently imposed on corporations by the State of Delaware. We will pay a prorated share of the annual Delaware franchise tax for 2015 if the Reincorporation is approved and effected, based upon the effective date of the Reincorporation. If the State of Delaware increases the maximum franchise tax amount in the future, our annual franchise taxes may increase above the current $180,000 per year maximum.

Exclusive Forum:	The Massachusetts Charter does not contain a provision relating to the forum to bring matters against or on behalf of our company.
The Delaware Charter provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:
(i)    any derivative action or proceeding brought on behalf of our company;
(ii)     any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to our company or our stockholders;
(iii)    any action asserting a claim against our company or any director or officer or other employee arising pursuant to any provision of the DGCL, the Delaware Charter or the Delaware Bylaws; or
(iv)    any action asserting a claim against our company or any director or officer or other employee governed by the internal affairs doctrine.

Regulatory Approvals
We expect the Reincorporation to become effective upon the filing of the Delaware Charter and the Certificate of Conversion from a Non-Delaware Corporation to a Delaware Corporation with the Secretary of State of the State of Delaware and the filing of Articles of Charter Surrender with the Secretary of State of the Commonwealth of Massachusetts.
Securities Act Consequences
After the Reincorporation, we will continue to be a publicly-held company, the shares of our common stock will continue to be traded on the NASDAQ Stock Market under the symbol “PRGS”, and we will continue to file periodic reports and other documents with the Securities and Exchange Commission and provide to our stockholders the same types of information that we have previously filed and provided. We and our stockholders will be in the same respective positions under the federal securities laws after the Reincorporation as we and our stockholders were prior to the Reincorporation.

Effective Time
If approved by the requisite vote of the holders of shares of our common stock, it is anticipated that the Reincorporation will become effective at the time set forth in each of the Certificate of Conversion from a Non-Delaware Corporation to a Delaware Corporation to be filed with the Secretary of State of Delaware in accordance with the DGCL and the Articles of Charter Surrender to be filed with the Secretary of State of Massachusetts in accordance with the MBCA.
Effect of Not Obtaining the Required Vote for Approval
If the Reincorporation proposal fails to obtain the requisite vote for approval, the Reincorporation will not be consummated and we will continue to be incorporated in Massachusetts.
Abandonment, Deferral and Amendment
Notwithstanding a favorable vote of the stockholders, our Board of Directors may decide to abandon or defer the Reincorporation prior to its effectiveness. The Plan of Domestication, however, may not be amended after stockholder approval if the amendment would have a material adverse effect on the rights of our stockholders or violate applicable law.
Our Board of Directors recommends that you vote FOR the approval of the reincorporation of our company from Massachusetts to Delaware.

AUDIT COMMITTEE REPORT
Management is responsible for establishing and maintaining adequate internal control over financial reporting to ensure the integrity of the company’s financial statements. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the effectiveness of the company’s internal control over financial reporting in conjunction with an audit of the consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing opinions on the financial statements and the effectiveness of internal control over financial reporting. The Audit Committee has met and held discussions with management and Deloitte & Touche LLP regarding the internal control over financial reporting and the financial audit process of the company.
The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP the independent accountant’s independence.
The Audit Committee reviewed and discussed the company’s audited consolidated financial statements for the fiscal year ended November 30, 2014 with management and Deloitte & Touche LLP. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.
The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for their audit. The Audit Committee also discussed with Deloitte & Touche LLP the matters set forth in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee met with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee reviewed with Deloitte & Touche LLP, who are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality of our accounting principles, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.
Based on the above-mentioned reviews and discussions with management and Deloitte & Touche LLP, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended November 30, 2014, for filing with the Securities and Exchange Commission.
No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
Respectfully submitted by the Audit Committee,

Charles F. Kane, Chairman
Ram Gupta
Michael L. Mark

COMPENSATION DISCUSSION AND ANALYSIS
This “Compensation Discussion and Analysis” section describes the elements of our compensation programs for our executive officers. This section also provides an overview of our executive compensation philosophy and analyzes how and why the Compensation Committee of our Board of Directors arrives at specific compensation decisions and policies.
We describe below our compensation philosophy, policies and practices relating to the fiscal year ended November 30, 2014 with respect to the following individuals:

•	Philip M. Pead, our Chief Executive Officer;

•	Chris E. Perkins, our Chief Financial Officer;

•	John P. Goodson, our Senior Vice President, Chief Product and Technology Officer;

•	Andrew E. Zupsic, who served as our Senior Vice President, Global Field Operations until September 1, 2014;

•	Karen Tegan Padir, our President, Application Development and Deployment Business Unit; and

•	Antonio J. Aquilina, our Senior Vice President, Strategy and Corporate Development.
We refer to these individuals collectively as our named executive officers.
On September 1, 2014, we restructured our internal operations into three distinct business units: OpenEdge, Data Connectivity and Integration, and Application Development and Deployment, each with dedicated sales, product management and product marketing functions. In connection with the new organizational structure, Ms. Padir, who was previously Chief Technology Officer, became President of our Application Development and Deployment Business Unit. In addition, Mr. Goodson assumed the role of Chief Technology Officer, as a result of which, in addition to being responsible for product development, Mr. Goodson became responsible for defining and delivering our technology strategy, innovation and vision. Lastly, in connection with the new organizational structure, Mr. Zupsic left our company on September 1, 2014.
Executive Summary
We are a global software company that simplifies the development, deployment and management of business applications on premise or in the cloud, on any platform or device, to any data source, with enhanced performance, minimal IT complexity and low total cost of ownership. Our comprehensive portfolio of products provides leading solutions for rapid application development, broad data integration and efficient data analysis. Our vision is to become the preferred destination for developers.
Execution of Transformational Strategic Plan
Beginning in 2012, we embarked on a major shift in our strategy by refocusing our efforts on our core strengths in application development with the ultimate goal of becoming a leading provider of next-generation application development and deployment capabilities in the cloud for the platform-as-a-service (or PaaS) market. This evolution in our strategy required us to take many transformative steps, several of which occurred in 2014:

•
Introducing the Progress Pacific PaaS, that seamlessly brings together intelligent workflows, business logic, deployment options and data sources and is composed of existing and new product assets. In May 2014, we released a new version of our Pacific PaaS that dramatically simplifies and accelerates the way web and mobile applications are built and deployed and makes cloud-based data integration easier and more self-service than ever.  This new release incorporated Easyl, a data analysis tool that simplifies the process of accessing, blending, and reporting on organizational data, and Rollbase Mobile, our rapid application development solution with unique features for creating and deploying enterprise-class mobile and web applications significantly faster than traditional development methods.

•
Making key acquisitions designed to add to our foundation for future growth. In May 2014, we acquired Modulus, a PaaS provider offering a platform for easily hosting, deploying, scaling and monitoring data-intensive, real-time applications using powerful, rapidly growing Node.js and MongoDB technologies. In December 2014, we acquired Telerik, a leading provider of application development tools. Telerik enables its 1.4 million strong developer community to create compelling user experiences across cloud, web, mobile and desktop applications. Through the Telerik acquisition, we now provide comprehensive cloud and on-premise platform offerings that enable developers to rapidly create beautiful applications, driven by data for any web, desktop or mobile platform. The acquisitions of Modulus and Telerik expose us to a significant number of new developers, moving us closer to achieving our vision of becoming the preferred destination for both productivity and control developers.

•
Renewing our commitment to our core product, OpenEdge. In 2014, we continued to provide our large base of OpenEdge partners and customers with the products they need to thrive. In late 2014, we released the Pacific Application Server for OpenEdge product which provides an enterprise-class web/application server that simplifies the task of creating, deploying and operating business applications. This is the latest release for our core product, to which we have added more new features during the past two years than in the previous five years. In October 2014, we acquired BravePoint, a leading provider of OpenEdge consulting, training and application development services designed to increase customers' profitability and competitiveness through the use of technology. The acquisition of BravePoint significantly extends our services capabilities and enhances our ability to quickly enable our partners and customers to modernize their applications, enabling them to remain competitive in their markets.

•
Restructuring our organization and the way we go to market, how we implement product roadmaps and how we operate and report our financial results. In September 2014, we began operating as three distinct business units: OpenEdge, Data Connectivity and Integration, and Application Development and Deployment, each with dedicated sales, product management and product marketing functions. These changes enable us to better deliver against the fast paced requirements in the on-premise and cloud application development and data connectivity and integration markets.

These 2014 actions were part of the multi-year journey we began in 2012 as reflected in the chart below. Although we have completed the major elements of the new strategic plan, our transformation is on-going and the continued execution of our vision to become the leading destination for developers, which is our foundation for future growth, remains our top priority. As described below, our executive compensation programs have been designed with this transformation in mind by tying the outcomes of our executive incentive compensation awards to the achievement of aggressive strategic and financial performance objectives designed to build sustainable long-term stockholder value.

2014 Financial Results and Commitment to Pay-for-Performance Philosophy
Despite our strategic accomplishments in 2014, our financial results fell short of our expectations. We were adversely impacted by a weak first quarter in which several transactions were not completed within expected timeframes. Because of our focus on entering the PaaS market and other aspects of our strategic transformation, we did not have a sufficient pipeline within our core products to make up for these delayed opportunities. In addition, the development of our cloud operations as well as the implementation of changes in the way we price and deliver our products proved more challenging than we anticipated.
After the first fiscal quarter, we made changes in our go-to-market efforts and the focus of our sales organization designed to improve our responsiveness to the market and build additional pipeline. These efforts, together with the execution of the other aspects of our strategic plan described above, contributed to our improved financial results during the remainder of 2014. However, we did not meet our overall 2014 financial objectives. We continue to believe the execution of our long-term strategic transformation will benefit our shareholders and enable us to build a foundation for sustainable long-term growth.
As described below, the core of our executive compensation philosophy is pay for performance. Accordingly, a significant portion of our named executive officers’ compensation is composed of performance-based pay and our named executive officers’ target and actual compensation reflect this linkage.

•	Significant Percentage of Target Pay is Performance-Based. Over 60% of our named executive officers’ target compensation was performance-based for 2014.

•
Rigorous Performance Goals. Our 2014 annual cash and share incentive programs required achievement of financial objectives that were designed to ensure that no payout would occur unless we achieved growth in the financial objectives over the prior fiscal year and at a level in excess of 90% of our annual operating plan and budget.

•
No Payout for Performance Below Target. Based on our achievement of $327 million of revenue against a target of $349 million, and $122 million of adjusted non-GAAP operating income against the target of $128 million, our named executive officers did not receive any portion of their annual cash bonus and none of the performance-based equity they were awarded relating to 2014 performance was earned.

Our performance in 2014 relative to the metrics and targets under our compensation plans is shown in the first table below and our named executive officers’ total target and earned/still earnable compensation for 2014 is shown in the second table below.

	2014 Target	2014 Actual	% Achieved
Total Revenue	$349.0 million	$327.0 million	94%
Non-GAAP Operating Income	$128.0 million	$122.0 million	95%
A reconciliation between the Non-GAAP measures and GAAP results is located in Appendix D at the end of this proxy statement.

Name	2014 Total Target Compensation (1)	2014 Total Earned/ Still Earnable Compensation (2)	% Earned/Still Earnable

Philip M. Pead	$6,100,000	$3,700,000	61%
Chris E. Perkins	$2,125,000	$1,475,000	69%
Andrew E. Zupsic	$2,050,000	$1,572,274	77%
John P. Goodson	$2,030,000	$1,409,235	70%
Karen Tegan Padir	$1,395,000	$1,110,000	80%
Antonio J. Aquilina	$1,348,500	$1,066,000	79%
______________

(1)
Total Target Compensation is defined as the sum of (a) base salary, (b) target bonus, (c) the value of restricted stock units awarded equal to the number of RSUs granted multiplied by the closing price of our stock on the grant date, (d) the value of the performance share units awarded relating to 2014 performance equal to the number of PSUs granted multiplied by the closing price of our stock on the grant date, and (e) the value of the PSUs awarded under the Long Term Incentive Plan equal to the number of PSUs granted multiplied by the closing price of our stock on the grant date.

(2)
Total Earned/Still Earnable Compensation is defined as the sum of (a) base salary, (b) the value of restricted stock units awarded equal to the number of RSUs granted multiplied by the closing price of our stock on the grant date, and (c) the value of the PSUs awarded under the Long Term Incentive Plan equal to the number of PSUs granted multiplied by the closing price of our stock on the grant date. No bonuses were paid in 2014 and none of the PSUs relating to 2014 performance were earned. We included the value of the PSUs under the Long Term Incentive Plan in the Total Earned/Still Earnable Compensation even though the Long Term Incentive Plan is based on a three-year performance period and, as a result, none of the PSUs can be earned until the performance period closes at the end of our 2016 fiscal year.

Response to 2014 Say-on-Pay Vote
In 2014, the percentage of votes cast “for” our advisory “say-on-pay” resolution to approve our 2013 executive compensation declined to 58% from approximately 99% with respect to our 2012 executive compensation say-on-pay vote. We contacted stockholders to discuss and obtain feedback on the various components of our executive compensation program. We conducted these calls both before and after our 2014 Annual Stockholders Meeting with stockholders who collectively owned over 60% of our stock. Based on our discussions with stockholders, we believe this decrease in support was primarily the result of three concerns:

•	the use of one-year performance periods for our performance-based equity that were identical to the goals used in our annual cash bonus program;

•	the size and terms of the new hire awards issued to executives who joined our company in 2012 and 2013; and

•	the fact that certain former executives who abruptly departed in 2012 and 2013 realized partial gains from time-based new hire awards before departing.
During our stockholder engagement process, we also received positive feedback with respect to the long-term incentive compensation plan we adopted in January 2014. This plan provides for awards of performance-based equity subject to the achievement of total stockholder return objectives over a three-year performance period.
As a result of this engagement process and the Compensation Committee’s desire to further align our compensation programs with our short- and long-term business goals, the Compensation Committee approved or extended a number of significant changes to our 2015 compensation structure, including:

•
Maintaining the same approach for long-term performance-based equity awards granted in January 2015. These awards are eligible to vest based on our total stockholder return over a three-year performance period.

•	Decreasing the proportion of performance-based equity subject to annual performance criteria for all named executive officers, with Mr. Pead’s annual award being reduced by two-thirds.

•	Increasing the proportion of total target compensation that is performance-based.

•	Adopting different performance metrics for the annual performance-based equity awards from those used under our annual cash bonus plan.

•
Designing our 2015 annual bonus plan so that no payout would occur unless we achieve financial objectives that are over 95% of our aggressive 2015 operating plan and budget and capping the maximum payout that can occur under the bonus plan at 150% of target.

•	Adopting a “clawback” policy.

•	Committing that any new hire equity awards issued to executives will be at least 60% performance-based and within market guidelines.

Commitment to Responsible Executive Compensation Philosophy and Practices
We believe that our executive compensation program is appropriately designed in that it both encourages our named executive officers to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks. Below we summarize certain executive compensation practices, both the responsible practices we have implemented and the practices we have not implemented because we do not believe they would serve our stockholders’ long-term interests.
What We Do:

•	Pay for performance (page 42)

•	Grant performance-based equity awards with performance measures that span up to three years (page 45)

•	Use a balanced mix of fixed and variable cash incentives and long-term equity (page 45)

•	Maintain stock ownership guidelines (page 46)

•	Maintain a compensation recovery (or “clawback”) policy (page 47)

•	Limit payments and benefits following a change in control of our company to situations involving an involuntary termination of employment (a so-called “double trigger” arrangement) (page 47)

•
Design our annual incentive plans so that payout of awards does not occur if we fail to achieve growth in the applicable financial metrics over the prior year and if we do not achieve at least 90% of our annual operating plan and budget (page 43)

•	Cap the amounts our executives can earn under our annual incentive plans (page 49)

•	Aim to mitigate the potential dilutive effect of equity awards and to return capital to stockholders through a share repurchase program
What We Don’t Do:

•	We don’t provide perquisites or other personal benefits that are not available to all of our employees (page 47)

•	We don’t allow unvested and unexercised equity awards to be transferred

•	We don’t guarantee salary increases or non-performance-based bonuses (page 42)

•	We don’t provide excise tax gross-ups upon a change in control of our company (page 48)

•	We don’t allow hedging transactions or pledging of company stock by directors and executive officers (page 49)
Executive Compensation Philosophy
Our philosophy is to reward executive officers based upon corporate performance, as well as to provide long-term incentives for the achievement of future financial and strategic goals. We use a combination of cash compensation, composed of base salary and an annual cash bonus program, short-term and long-term equity incentive compensation programs and a broad-based benefits program to create a competitive compensation package for our executive management team that we believe advances both the short- and long-term interests of our stockholders.
In recent years, including 2014, the Compensation Committee has structured our executive compensation programs to reflect an appropriate risk/reward balance in light of the transformational change in our strategy we have undertaken. As such, our philosophy is to provide substantial rewards/incentives to our executive team for achieving challenging results that are aligned with stockholder goals. For example, in structuring our performance-based compensation programs, such as our annual corporate bonus plan, our philosophy is to set financial targets that are difficult to attain and require achievement of financial objectives closely linked to our annual operating plan and budget. If those targets are not met within 90% (or for 2015, 95%) of our budget, no bonus is paid. However, if we meet or exceed our aggressive goals, bonuses in excess of target can be earned subject to maximum payouts. In either case, the interests of our stockholders are met.

As shown in the following chart, for 2014, a large percentage of our named executive officers’ target total direct compensation was performance-based, with approximately 78% of Mr. Pead’s target total direct compensation delivered in the form of equity-based awards and 67% of our other named executive officers’ target total direct compensation delivered in the form of equity-based awards.

Mr. Pead's and Other NEOs Target Pay Mix

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
CEO Total Equity 78%
NEO Total Equity 67%

	CEO	All Other NEOS
PSUs	50%	53%
RSUs	28%	14%
Target Bonus	11%	13%
Base Salary	11%	20%

Executive Officer Compensation Components for 2014
The following table summarizes the principal components of our executive compensation program in 2014 and explains how each element accomplishes the goals and objectives of our program. When results do not meet our expectations, as was the case in 2014, our named executive officers’ receive compensation that is below our target levels and may be below market in comparison to our peer group. When superior results are achieved, our named executive officers may receive compensation that is above our target levels and above market.

Compensation Element	Objective	Key Features	Performance Metrics
Cash Compensation	To attract, motivate and reward executives whose knowledge, skills and performance are critical to our success	Targeted at 50th percentile of market data
Base Salary	To secure and retain services of key executive talent by providing a fixed level of cash compensation for performing essential elements of position	Adjustments may be made to reflect market conditions for a position, changes in the status or duties associated with a position, individual performance or internal equity	Not applicable
Annual Cash Bonus	To encourage and reward annual corporate performance that enhances short and long-term stockholder value
Cash bonuses are based on percentage of base salary, with actual awards based exclusively on attainment of objective corporate goals

Corporate goals are the same for named executive officers as for all employees, which aligns efforts of entire company
Total corporate revenue and non-GAAP operating income
Equity Compensation	To align executives’ interests with those of stockholders	Generally targeted between 50th and 75th percentile of market data (for 2014, target values at the 50th percentile)
Annual Performance Share Units (PSUs)	To encourage and reward annual corporate performance that enhances long-term stockholder value	Subject to performance criteria aligned with 2014 business plan Earned only to the extent the performance criteria are achieved	Total corporate revenue and non-GAAP operating income Starting in 2015, performance goals will be different from the goals used for the annual cash bonus program
Long-Term Incentive Plan (LTIP)	Align interests of management with those of our stockholders with the goal of creating long-term growth and value	Equity grant value equal to two times base salary Earned only to the extent the performance criteria are achieved Three-year performance period	Total stockholder return in comparison to NASDAQ Software Index No payout occurs unless TSR above 50th percentile
Restricted Stock Units (RSUs)	To retain executive talent	Service-based vesting over three-year period	Not applicable

Compensation Review Process
Role of Compensation Committee
Each year, the Compensation Committee begins the process of reviewing executive officer compensation for the next fiscal year. The Compensation Committee is provided with reports from its independent compensation consultant comparing our executive compensation and equity granting practices relative to the market and to our peer group. The Compensation Committee reviews recommendations from management on the current fiscal year annual and long-term incentive compensation programs. The Compensation Committee then reviews and approves changes to executive officers’ total target cash compensation, which includes base salary and target incentive compensation, and long-term equity incentive compensation. The Compensation Committee reviews all recommendations in light of our compensation philosophy and generally seeks input from its independent compensation consultant prior to making any final decisions.
Role of Chief Executive Officer
As our Chief Executive Officer, Mr. Pead makes recommendations to the Compensation Committee with respect to compensation for his direct reports (including our other named executive officers), including the terms of these executives’ annual incentive compensation and long-term equity compensation. Mr. Pead considers factors such as tenure, individual performance, responsibilities and experience levels of the executives, as well as the compensation of the executives relative to one another, when making recommendations regarding appropriate total compensation of our executives.
Mr. Pead typically discusses his initial recommendations with the Chairman of the Compensation Committee or has management present them at Compensation Committee meetings. The Compensation and Benefits group within our Human Resources Department and individuals within our Finance and Legal Departments support the Compensation Committee in the performance of its responsibilities. During 2014, our Chief Financial Officer, General Counsel and Senior Vice President of Human Resources and other representatives of the Human Resources and Finance departments regularly attended the Compensation Committee meetings to provide perspectives on the competitive landscape, the needs of the business, information about our financial performance and relevant legal and regulatory developments. The Compensation Committee meets in executive session without management to deliberate on executive compensation matters. The Compensation Committee considers, but does not always accept, Mr. Pead’s recommendations regarding executive compensation.
Role of Compensation Consultant
For 2014, our Compensation Committee retained Pearl Meyer to advise it on all matters related to executive compensation. Other than providing limited guidance regarding our broad-based equity plan design for all employees, Pearl Meyer did not directly provide any services for management. Pearl Meyer consulted with our management when requested by the Compensation Committee and only as necessary to obtain relevant compensation and performance data for the executives as well as essential business information so that it could effectively support the Compensation Committee with appropriate competitive market information and relevant analyses.
During 2014, Pearl Meyer provided a range of services to the Compensation Committee to support the Compensation Committee’s agenda and obligations, including providing regulatory updates, peer group compensation data so that the Compensation Committee could set compensation for executives in accordance with our policies, advice on the structure and competitiveness of our compensation programs and advice on the consistency of our programs with our executive compensation philosophy.
Representatives of Pearl Meyer attended Compensation Committee meetings and provided advice to the Compensation Committee upon its request. The Compensation Committee assessed the independence of Pearl Meyer and determined that Pearl Meyer is independent of our company and has no relationships that could create a conflict of interest with us. As part of its assessment, the Compensation Committee considered the fact that Pearl Meyer provides no other services to us and consults with our management only as necessary to provide the services described above.

Peer Group
To assist the Compensation Committee in making decisions on total compensation for executives and company-wide equity grants, the Compensation Committee utilizes peer and industry group data and analyses. Each year, the Compensation Committee reviews with its external compensation consultant the list of peer companies as points of comparison, as necessary, to ensure that comparisons are meaningful. For 2014, Pearl Meyer provided recommendations on the composition of our peer group. Based on the facts described in the table below and management’s input, for 2014, Pearl Meyer recommended, and the Compensation Committee approved, the following peer group:
Peer Group for 2014

General Description	Criteria Considered	Peer Group List
Software and high technology companies which operate in similar or related businesses and with which Progress competes for talent	Companies' revenues and market capitalization within 0.3x to 3.0x of Progress
ANSYS Inc.
Aspen Technology, Inc.
Avid Technology, Inc.
CommVault Systems, Inc.
Concur Technologies, Inc.
Manhattan Associates, Inc.
MicroStrategy, Inc
NetSuite, Inc.
Pegasystems, Inc.
Qlik Technologies, Inc.
Riverbed Technology Inc.
SolarWinds
TIBCO Software Inc.
Websense, Inc.

Pearl Meyer then prepared a compensation analysis compiled from both an executive compensation survey and data gathered from publicly available information for our peer group companies. The executive compensation analysis prepared by Pearl Meyer also included survey data from the Radford High Technology Executive Compensation Survey that contained between 65-135 companies (depending upon position) with revenues between $200 million and $500 million. The Compensation Committee used this data to compare the current compensation of our named executive officers to the peer group and to determine the relative market value for position, based on direct, quantitative comparisons of pay levels. The survey data was used when there was a lack of public peer data for an executive’s position and to obtain a general market understanding of current compensation practices.
Competitive Positioning
The 2014 target total direct compensation for our named executive officers was set by the Compensation Committee based predominantly on competitive pay practices, as reflected in the peer group and survey data. The Compensation Committee targeted between the 50th and 75th percentile of our peer group in setting our executive compensation programs. Additional adjustments were considered based on an individual importance to our company, tenure, company and individual performance, anticipated future contributions, internal pay equity and historical pay levels, as well as the level of an executive officer’s unvested equity awards and incentives.
Pay Mix
In setting the mix among the different elements of executive compensation, we do not target specific allocations, but generally weight target compensation more heavily toward performance-based compensation, both cash and equity. The percentage of performance-based compensation for our executive officers and other employees increases with job responsibility, reflecting our view of internal pay equity and the ability of a given employee to contribute to our results. We also generally align our compensation mix with the practices of our peer group when possible and to the extent consistent with our compensation strategy and business plan.

Analysis of Compensation Decisions for 2014
The target total direct compensation established for each of the named executive officers is set forth in the table below.

	Target Total Annual Compensation			Target Long-Term Equity
Name	Base Salary	Target Bonus	Annual Performance-Based Equity (1)	Performance-Based (2)	Time- Based (3)	Total Direct Compensation
Philip M. Pead	$650,000	$650,000	$1,750,000	$1,300,000	$1,750,000	$6,100,000
Chris E. Perkins	$375,000	$300,000	$350,000	$750,000	$350,000	$2,125,000
Andrew E. Zupsic	$350,000	$300,000	$350,000	$700,000	$350,000	$2,050,000
John P. Goodson	$350,000	$250,000	$365,000	$700,000	$365,000	$2,030,000
Karen Tegan Padir	$330,000	$165,000	$120,000	$660,000	$120,000	$1,395,000
Antonio J. Aquilina	$315,000	$157,500	$125,000	$626,000	$125,000	$1,348,500

(1)
Represents the grant date fair value of performance share units, which is equal to the number of PSUs granted at target performance multiplied by the closing price of our stock on the grant date. Upon issuance, these PSUs were subject to one-year performance metrics followed by additional time-based vesting. See the “Executive Compensation--Grants of Plan-Based Awards Table” for further detail regarding these awards.

(2)
Represents the number of PSUs granted at target performance multiplied by the closing price of our stock on the date awarded. These PSUs were issued under our Long Term Incentive Plan and are subject to three-year performance metrics. See the “Executive Compensation--Grants of Plan-Based Awards Table” for further detail regarding these awards.

(3)
Represents the grant date fair value of RSUs. The grant date fair value of RSUs is equal to the number of RSUs granted multiplied by the closing price of our stock on the grant date. See the “Executive Compensation--Grants of Plan-Based Awards Table” for further detail regarding these awards.

These allocations reflect our belief that a significant portion of our named executive officers’ compensation should be performance-based and therefore “at risk” based on company performance, as well as subject to service requirements. Since our cash incentive opportunities and equity incentive awards have both upside opportunities and downside risks and our actual performance can deviate from the target goals, the amount of compensation actually earned will differ from the target allocations.
Base Salary
For 2014, the Compensation Committee reviewed the base salaries for each of our named executive officers and compared those salaries to the base salary levels in the market data or at the companies in our peer group. Mr. Pead provided his recommendations for each named executive officer other than himself. The Compensation Committee also considered various other criteria, including individual performance, levels of responsibilities, individual competencies, skills and contributions and internal compensation equity issues. The weight given each factor by the Compensation Committee may vary with each individual.
In light of these criteria, the Compensation Committee determined that no changes should be made to the base salaries of Mr. Pead and the other named executive officers (except Mr. Goodson). At Mr. Pead’s recommendation, the Compensation Committee increased Mr. Goodson’s base salary from $320,000 to $350,000 based on its determination that the breadth of his role as Chief Product Officer in which he was responsible for the product management, product marketing and engineering areas of our company justified increasing his salary to the 75th percentile.
Annual Cash Bonus
It is our philosophy to base a significant portion of each executive officer’s total compensation opportunity on performance incentives. Our named executive officers participate in our corporate bonus plan, which is intended to motivate eligible participants toward overall business results, to tie their goals and interests to those of the company and its stockholders, and to enable the company to attract and retain highly qualified executives. This bonus plan is administered by our Compensation Committee.
Awards under the corporate bonus plan are based upon the achievement of performance metrics established on an annual basis by the Compensation Committee. Performance is measured over a one-year period. These performance goals are based on our strategy as reflected in our annual operating plan and budget.
In January 2014, the Compensation Committee formally approved the 2014 Corporate Bonus Plan. Consistent with prior years, the Compensation Committee adopted two plan metrics, both of which would be utilized to determine funding and payout under the cash bonus plan. These two plan metrics were total corporate revenue and total adjusted non-GAAP operating income, with total corporate revenue being weighted 60% and total non-GAAP operating income weighted 40%. Each metric would be measured separately and not impacted by performance with respect to the other metric. The performance measures selected for our cash bonus plan were designed to support our goals of expanding our non-GAAP operating income and achieving meaningful growth in total revenue, both of which would result in increased stockholder value.
Non-GAAP operating income differs from operating income determined under GAAP by excluding amortization of acquired intangibles, stock-based compensation, restructuring and transition expense and acquisition-related expenses. We use non-GAAP measures to make operational and investment decisions because we believe the costs and expenses that we exclude from GAAP operating income are not tied to our core results. For these reasons, we use non-GAAP operating income as a performance goal.
For 2014, the Compensation Committee determined that, for purposes of earning any award under the Corporate Bonus Plan, it was necessary to achieve threshold total revenue and total non-GAAP operating income goals in excess of 90% of the corresponding goals in our 2014 operating plan and budget. If the threshold goals were not achieved, none of the participants in the Corporate Bonus Plan would be eligible to earn any annual cash award. The steep slope of the targets under the Corporate Bonus Plan was designed to ensure that no bonus would be earned if we did not exceed the total revenue and total non-GAAP operating income results achieved in 2013. Similarly, the slope of the targets was set such that our named executive officers could earn significantly higher than target bonuses for performance that exceeded our 2014 operating plan and budget.
The targets established with respect to the total revenue goal reflected the challenge we faced in growing our core revenues while implementing a new strategy. The targets established with respect to the non-GAAP operating income metric were consistent with maintaining the strong operating margins we established in fiscal 2013. At the time the corporate goals were set for 2014, the Compensation Committee believed that the goals were achievable, but only with significant effort.
Annual Bonus Plan Criteria and Achievement. As shown in the table below, no portion of the annual bonus would be earned by the named executive officers unless the threshold of $342 million in total revenue and $123 million in total non-GAAP operating income was achieved, at which point 50% of the bonus would be earned. Thereafter, up to the remaining 50% of the bonus could be earned based on the extent to which revenue between the threshold of $342 million and the target of $349 million and operating income between the threshold of $123 million and the target of $128 million were achieved. Additional amounts could be earned to the extent of overachievement.

2014 Annual Bonus Plan Criteria and Achievement

Metric	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Achievement	Funding Percentage %
Corp. Revenue (1)	$342 million	$349 million	$384 million	$327 million	0%
Non-GAAP Operating Income (1)	$123 million	$128 million	$157 million	$122 million	0%
(1) Targets and actual achievement figures shown in the table above are based on budgeted exchange rates.
Amounts Earned under the 2014 Corporate Bonus Plan. As shown in the table above, because we did not achieve at least threshold performance under either metric, no bonuses were earned or paid under the 2014 Corporate Bonus Plan to our named executive officers. Although the Compensation Committee has the discretion to determine that bonuses should be paid under the 2014 Corporate Bonus Plan notwithstanding achievement with respect to the financial results under the plan, the Compensation Committee did not exercise this discretion with respect to our named executive officers. The Compensation Committee did exercise this discretion with respect to participants in the Corporate Bonus Plan other than our executive officers.
Equity Awards
We also use equity compensation to attract, retain, motivate and reward our named executive officers. We issue annual and new hire equity awards based on guidelines for awards commensurate with position levels and that reflect grant practices within our peer group and the broader software industry generally. The Compensation Committee reviews the mix of equity awards to our named executive officers on an annual basis.
During the past few years, the Compensation Committee has altered the mix of equity compensation to executive officers so that a greater proportion of equity compensation is awarded in the form of performance-based restricted stock units (PSUs) rather than time-based restricted stock units (RSUs).
PSUs are subject to performance criteria aligned with our business plan and are earned only to the extent the performance criteria are achieved, with any PSUs earned being subject to subsequent time-based vesting (one-third vests upon determination of achievement of the performance goals established for that year and one-third in each of the next two years if the executive remains employed on each vesting date).
RSUs typically vest in six equal installments over three years beginning six months after issuance. In a volatile stock market, RSUs continue to provide value when stock options may not, which the Compensation Committee believes is useful in retaining talented executives in unpredictable economic times.
Target Value and Award Determination
The Compensation Committee’s decisions regarding the amount and type of equity incentive compensation, the allocation of equity and relative weighting of these awards within total executive compensation have been based on advice provided by our external compensation consultant and the Compensation Committee’s understanding and individual experiences with market practices of similarly-situated companies. Equity-based incentive awards are intended to be the longer-term components of our overall executive compensation program and are designed to encourage performance by our executive officers over several years.
To determine the size of the equity awards, the Compensation Committee first determined the total number of shares that would be available for the annual equity awards to all proposed recipients. The total number of shares was determined by consideration of the potential dilution to our stockholders and average burn rate of other companies in our industry. The Compensation Committee utilized the grant data from the peer group and other information provided by Pearl Meyer to assist it in determining the size of the overall equity pool for our company as well as the individual grants to the named executive officers.
To determine the size of the individual annual equity awards, the Compensation Committee, with the assistance of data provided by Pearl Meyer, compared the long-term equity incentive compensation levels of our executives with similar positions within our peer group and survey data to determine the long-term equity incentive compensation amount for each executive. The Compensation Committee evaluated the total value delivered by the annual equity grant against the average of the 50th and the 75th percentile of the value of long-

term incentive compensation of our peer group and broader software industry. In finalizing the amounts of the 2014 annual equity awards, the Compensation Committee considered Mr. Pead’s recommendations, the burn rate of the executive grants, and the degree to which those amounts would be aligned with our goals of motivating and retaining key employees. For 2014, in light of the Long Term Incentive Plan described below, the Compensation Committee granted annual equity awards designed to deliver total value against our peer companies at the 50th percentile rather than the average of the 50th and 75th percentile.
Long-Term Incentive Plan
In 2014, the Compensation Committee made fundamental changes to the equity program applicable to our named executive officers. In January 2014, the Compensation Committee approved a new long-term equity incentive compensation plan consisting of the grant of PSUs, the vesting of which would be entirely based on performance over a three-year measurement period. The number of PSUs awarded was equal to two times each recipient’s base salary. The number of shares actually earned is determined by comparing our total stockholder return (TSR) for the relevant period against the total stockholder return of the component companies of the NASDAQ Software Index.
Under the LTIP, participants can earn between 0% and 200% (the payout cap under the LTIP) of the target amount of PSUs. The cumulative three-year TSR measure compares the TSR of our common stock against the TSR of companies included in the NASDAQ Software Index as of December 1, 2013 during the course of the three-year period. As shown in the table below, one of the PSUs will be earned unless we outperform the median of the index.

Relative Performance (TSR Percentile Rank)	% of Target PSU Earned
Less than 50th Percentile	0%
60th Percentile	50%
70th Percentile	100%
80th Percentile	150%
90th Percentile	200% (Maximum)
Awards interpolated for performance within stated percentiles
Additionally, regardless of our relative position with respect to the NASDAQ Software Index, the award will be reduced by 50% if our absolute TSR over the measurement period is negative.
The PSUs align our named executive officers’ interests with those of our stockholders over the long term, while also providing key retention incentives, as the shares will only be awarded if a named executive officer remains with our company for the entire three-year measurement period. Moreover, the economics of the LTIP will result in strengthened retention incentives for our named executive officers during periods over which we are delivering favorable returns to our investors.
For illustrative purposes only, based on our the price of our common stock for the thirty day trading period ending November 30, 2014, the end of our fiscal 2014, our TSR compared to the NASDAQ Software Index for the same period would have placed us below the 50th percentile, meaning that none of the PSUs awarded as the LTIP would have been earned. Because the LTIP is based on a three-year performance period, none of the PSUs will be earnable until the performance period closes at the end of our 2016 fiscal year.
2014 Annual Equity Program
Simultaneously with the adoption of the LTIP, the Compensation Committee also determined that our named executive officers should receive an annual equity award separate from the LTIP. Consistent with prior years, these annual awards consisted of time-based RSUs and performance-based PSUs tied to one-year performance measures consistent with our 2014 financial objectives. In contrast to the LTIP, which provides incentives for delivering favorable returns to investors over a multi-year period, the Compensation Committee viewed the award of PSUs tied to 2014 financial objectives as an important component of our pay for performance philosophy during a time of transition in our strategy.

For 2014, the Compensation Committee made two modifications to the annual equity awards issued to our named executive officers:

•	In light of the addition of the Long Term Incentive Plan, the size of the annual equity awards was reduced so that the value of the awards approximated the 50th percentile among our peer companies.

•	The proportion of equity compensation awarded in the form of PSUs was increased from 40% to 50%.
The Compensation Committee has extended these modifications further in 2015 as the value of the annual awards has been further reduced to below the 50th percentile among our peer companies and the proportion of the annual awards issued in the form of PSUs has been increased to 60%. For example, in Mr. Pead’s case, the value of his 2015 annual equity award has been reduced to $1.2 million from $3.5 million, the value of his 2014 annual equity award.
2014 Annual PSU Program. In January 2014, the Compensation Committee adopted the metrics that would apply to the Annual PSUs. The Compensation Committee determined to utilize the same metrics as applied to the Annual Bonus Plan. We considered adopting separate performance measures for the cash bonus and PSUs but determined that utilizing the same metrics was the preferred approach because it placed greater emphasis on accomplishing our twin goals of improving our non-GAAP operating margin and establishing a foundation for future revenue growth. Achieving these two goals in 2014 was particularly important in light of the changes our company was undergoing as a result of the continuing transformation under our new strategic plan.
PSUs Earned under the 2014 Annual PSU Program. As shown in the table on page 44, because we did not achieve at least threshold performance under the total revenue or total non-GAAP operating income metric, no portion of any 2014 Annual PSU award was earned.
2014 Annual RSU Program. Recognizing that a substantial portion of our named executive officers’ compensation is performance-based, and therefore, inherently at risk, the Compensation Committee granted time-based RSUs to our named executive officers in order to promote retention and continuity in our business during periods where our executives may not realize any value from other forms of performance-based compensation.
Timing of Equity Grants
We do not time grants either to take advantage of a depressed stock price or in anticipation of an increase in stock price and have limited the amount of discretion that can be exercised in connection with the timing of awards. We generally make awards only on pre-determined dates to ensure that awards cannot be timed to take advantage of material non-public information.
Equity awards may be made only by the Compensation Committee. The Compensation Committee makes awards only at Committee meetings and awards are generally not effective in trading blackout periods (the period encompassing ten days prior to the end of each fiscal quarter through 48 hours after the earnings for that quarter are announced).
Ownership Guidelines and Policies
Stock Ownership Guidelines. In January 2013, our Board of Directors adopted revised stock retention guidelines for non-employee directors. These guidelines provide for all non-employee directors to hold an amount of our common stock, restricted shares, stock options and/or deferred stock units having a value equal to at least three times the annual cash retainer ($50,000). Directors have five years to attain this ownership threshold. Our Corporate Governance Guidelines require that our executive officers maintain direct ownership of at least 1,000 shares of our common stock.
Hedging and Pledging Policy. Our policies explicitly prohibit our directors and executive officers from “hedging” their ownership by engaging in short sales or trading in any derivatives involving our securities. Our policies also prohibit our directors and executive officers from “pledging” their ownership by holding our stock in a margin account or pledging our stock as collateral for a loan.

Tax and Accounting Considerations and Compensation Recovery Policies
Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that public companies may deduct in any one year with respect to certain of their named executive officers. Certain performance-based compensation approved by stockholders is not subject to this deduction limit. The Compensation Committee’s strategy in this regard is to be cost and tax effective. Therefore, the Compensation Committee intends to preserve corporate tax deductions, while maintaining the flexibility in the future to approve arrangements that it deems to be in our best interests and the best interests of our stockholders and so we may pay compensation to our executive officers that is not deductible.
Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Our severance and change in control agreements described below, including the Employee Retention and Motivation Agreements we entered into with our named executive officers, contain provisions that are intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements. The Compensation Committee has the sole discretion to change the severance guidelines applicable to executive officers to the extent necessary to avoid the application of Section 409A or comply with applicable Section 409A requirements.
Accounting for Stock-Based Compensation. Stock-based compensation expense reflects the fair value of stock- based awards measured at the grant date and recognized over the relevant service period. We estimate the fair value of each stock-based award on the measurement date using either the current market price of the stock, the Black-Scholes option valuation model, or the Monte Carlo Simulation valuation model.
Compensation Recovery Policies. We have adopted a clawback policy providing that in the event of a material restatement of financial statements triggered by executive-level misconduct, we may require that the bonuses and other incentive compensation paid to that executive be forfeited. The amount of incentive compensation subject to recovery would be the amount in excess of what the executive officer would have earned in accordance with the restatement, as determined by the Compensation Committee.
401(k) Plan
We currently provide a non-elective contribution under our 401(k) plan. All employees who participate in our 401(k) plan, including our named executive officers, receive up to a 3% matching contribution. Our Compensation Committee has the discretion to add up to a 3% additional matching contribution under the 401(k) plan but did not exercise that discretion in 2014.
Other Benefits
We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. The named executive officers are eligible to participate in all of our health and insurance plans, in each case on the same basis as other employees. In addition, our stock purchase plan is available to all employees other than employees, if any, who hold 5% or more of our common stock.
Severance and Change in Control Benefits
In December 2009, we adopted company-wide severance guidelines applicable to our employees in the United States in connection with the undertaking of a large reduction in force. These guidelines provide for severance and other benefits to be paid to employees who are involuntarily terminated from employment with our company, with the precise amount of severance determined based on position and seniority. Former members of our executive management team have received severance and other benefits in accordance with these guidelines, which were approved by the Compensation Committee.
Currently, the severance guidelines applicable to our executive management team provide upon involuntary termination for the payment of severance of twelve months of total target cash compensation as of the date of termination, the provision of twelve months of health benefits and twelve months of acceleration of unvested stock options and RSUs. Receipt of these severance payments and benefits is subject to the execution of our standard form of separation and release agreement, which includes a non-competition clause. Although subject to change in the sole discretion of the Compensation Committee, we expect that these severance guidelines will continue to apply to involuntary terminations of executive officers, including the named executive officers in the future. These severance guidelines, however, will not apply in the event that the executive officer is entitled to severance under a specific agreement between the executive officer and our company.
We entered into Executive Employment Agreements with each of Messrs. Pead and Perkins upon their respective appointment as Chief Executive Officer and Chief Financial Officer. These agreements provide Messrs. Pead and Perkins with certain payments and benefits upon an involuntary termination of employment. See “Executive Compensation-Severance and Change in Control Agreements.”
We have also entered into an Employee Retention and Motivation Agreement with each of the named executive officers. Each agreement provides for certain payments and benefits upon a change in control of our company and/ or certain involuntary terminations of employment thereafter. Under no circumstances would any of our executive officers be entitled under these agreements to a gross-up payment for any excise taxes to which he or she may be subject if any payments and benefits are considered to be “parachute payments.” Our Board of Directors determined that it is in the best interests of our company and its stockholders to ensure that we will have the continued dedication and objectivity of our key employees, despite the possibility, threat or occurrence of a change in control of the company. These agreements are described below. See “Executive Compensation -Severance and Change in Control Agreements.”
The Compensation Committee periodically reviews these agreements to determine if these agreements should be maintained. The Compensation Committee believes that these agreements are important motivational and retention tools because, in a time of increased consolidation in our industry and increased competition for executive talent, they provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive is terminated without cause, economic protection for the executive's family if the executive becomes disabled or dies, and additional protections in connection with a change in control of our company.
Compensation Committee Report
This report is submitted by the Compensation Committee of our Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with management. Based on that review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
Respectfully submitted by the Compensation Committee,

David A. Krall, Chairman
John R. Egan
Charles F. Kane

Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during 2014 were Messrs. Egan, Kane and Krall. Messrs. Egan, Kane and Krall are not nor have they ever been an officer or employee of our company or of any of its subsidiaries, or had any relationship with us requiring disclosure in this proxy statement. There are no compensation committee interlocks amongst any of our directors.

Analysis of Risk Associated with Our Compensation Plans
In setting compensation, the Compensation Committee considers the risks to our stockholders and to the achievement of our goals that may be inherent in the compensation plans and programs for all employees, including our executives. When evaluating our executive compensation program, the Compensation Committee considers whether the program is based on the appropriate philosophy, benchmarked against the appropriate peer group and balanced between long and short-term performance targets, company and individual performance. Although a significant portion of our executives' compensation is performance-based and “at-risk,” we believe our compensation plans and programs are appropriately structured so as not to encourage our employees to take excessive or unreasonable risks.
We considered the following elements of our compensation plans and policies when evaluating whether such plans and policies are structured to encourage our employees to take unreasonable risks:

•	A detailed planning process with executive or Compensation Committee oversight exists for all compensation programs.

•	The proportion of an employee’s performance-based pay increases as the responsibility and potential impact of the employee’s position increases, which structure is in line with market practices.

•
Compensation consists of both fixed and variable components. The fixed portion (i.e., base salary) and variable portion (i.e., performance-based bonus and equity awards) provide a mix of compensation intended to produce corporate performance without encouraging excessive risks.

•	We set performance goals that we believe are aggressive and consistent with building long-term shareholder value.

•	We use consistent corporate performance metrics from year-to-year rather than changing the metric to take advantage of changing market conditions.

•
Our short-term incentive plans are capped as to the maximum potential payout, which we believe mitigates excessive risk taking by limiting bonus payments even if we dramatically exceed the performance targets.

•
We use a combination of PSUs and RSUs for equity awards because RSUs retain value even in a depressed market, which makes our executives less likely to take unreasonable risks to earn PSU awards or get, or keep, stock options “in-the-money.”

•	The time-based vesting for RSUs (including a portion of PSU awards earned) ensures that our executives' interests align with those of our stockholders for the long-term performance of our company.

•
Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•	In accordance with our written stock option grant policy, all equity grants must occur at a meeting of the Compensation Committee and management has no authority to issue equity.

•	The Compensation Committee retains and does not delegate any of its power to determine matters of executive compensation.

•	We maintain a system of controls and procedures designed to ensure that amounts are earned and paid in accordance with our plans and programs.

•
We do not allow our executives and directors to hedge their exposure to ownership of, or interest in, our stock. We also do not allow them to engage in speculative transactions with respect to our stock.

EXECUTIVE COMPENSATION
Summary of Executive Compensation
The following table sets forth certain information with respect to compensation for the fiscal years ended November 30, 2014, 2013, and 2012, earned by:

(a)	Mr. Pead, who served as Chief Executive Officer during 2014.

(b)	Mr. Perkins, who served as our Chief Financial Officer during 2014.

(c)	Mr. Goodson, Mr. Aquilina and Ms. Padir, who were our three other most highly compensated executive officers.

(d)	Mr. Zupsic, who would have been one of our three other most highly compensated executive officers had his employment not terminated on September 1, 2014.

SUMMARY COMPENSATION TABLE - FISCAL YEARS 2014, 2013, AND 2012

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Philip M. Pead, President & Chief Executive Officer(5)	2014 2013 2012	$650,000 637,885 64,423	$— — —	$2,537,218 12,738,276 —	$— — —	$— 767,000 —	$103,678 96,074 1,032	$3,290,896 14,239,235 65,455

Chris E. Perkins, Senior Vice President, Finance & Administration and Chief Financial Officer(6)	2014 2013	375,000 331,730	— —	804,170 4,082,176	— —	— 293,868	126,404 115,057	1,305,574 4,822,831

John P. Goodson, Senior Vice President, Chief Product & Technology Officer	2014 2013 2012	344,231 320,000 328,846	— — —	788,885 1,507,320 621,577	— — —	— 224,200 256,500	8,304 8,188 17,202	1,141,420 2,059,708 1,224,125

Andrew E. Zupsic, Former Senior Vice President, Global Field Operations(7)	2014 2013 2012	270,577 350,000 228,846	— — —	773,896 762,192 2,366,688	— — —	— 354,000 214,816	177,785 57,205 6,480	1,222,258 1,523,397 2,816,830

Karen Tegan Padir, President, Application Development & Deployment Business Unit(8)	2014	330,000	—	519,676	—	—	8,275	857,951

Antonio J. Aquilina, Senior Vice President, Strategy & Corporate Development(9)	2014 2013 2012	315,000 315,000 278,654	— — 110,000	504,088 872,160 962,557	— — 203,580	— 185,850 189,906	8,254 8,179 8,594	827,342 1,381,189 1,753,291
______________

(1)
These amounts do not reflect the actual economic value realized by the named executive officer. In accordance with FASB ASC Topic 718, we estimate the fair value of each stock-based award on the measurement date using either the current market price of the stock or the Monte Carlo Simulation valuation model, assuming the probable outcome of related performance conditions at target levels. For 2014, these amounts do not include the performance share units relating to 2014 performance because those amounts were not ultimately earned. See the description of our 2014 Annual Equity Program described in “Compensation Discussion and Analysis” in this proxy statement.

(2)
Represents the grant date fair value of options on the date of grant. The grant date fair value of our options is equal to the number of shares subject to the option multiplied by the fair value of our options on the date of grant determined using the Black-Scholes option valuation model. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 12 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2014.

(3)
The amounts listed reflect the amounts earned under our corporate bonus plan as described in “Compensation Discussion and Analysis” in this proxy statement. For all individuals, bonus payments were accrued and earned in the year indicated and paid in the succeeding fiscal year. As described in “Compensation Discussion and Analysis,” no bonus payments were earned relative to 2014 performance.

(4)	Amounts listed in this column for 2014 include:

Name	Company Contributions (401(k))	Insurance Premiums	Taxable Relocation	Termination Related
Mr. Pead	$7,800	$720	$95,158	$—
Mr. Perkins	7,800	540	118,064	—
Mr. Goodson	7,800	504	—	—
Mr. Zupsic	7,800	336	5,996	163,654
Ms. Padir	7,800	475	—	—
Mr. Aquilina	7,800	454	—	—
Included in the amounts shown under the column “Taxable Relocation” with respect to Mr. Pead and Mr. Perkins are taxes paid by us on behalf of Mr. Pead and Mr. Perkins relating to taxable commuting expenses incurred by Mr. Pead and Mr. Perkins and reimbursed by us during 2014. Included in the column “Termination Related” with respect to Mr. Zupsic are amounts paid to Mr. Zupsic upon termination of employment as described in Note 7 below.

(5)
Mr. Pead became our Executive Chairman on October 8, 2012 and our Interim Chief Executive Officer on November 2, 2012. On December 7, 2012, Mr. Pead became our President and Chief Executive Officer. From and after the date of his appointment as Executive Chairman, Mr. Pead was no longer eligible to receive compensation paid to our non-employee directors. The amount shown in the Stock Awards column for 2013 with respect to Mr. Pead includes the grant date fair value of 1,480 RSUs Mr. Pead was awarded in January 2013 in connection with his service as Executive Chairman.

(6)
Mr. Perkins became our Chief Financial Officer on February 1, 2013. The amounts shown for Mr. Perkins in 2013 are base salary and non-equity incentive plan compensation for the period from February 1, 2013 until November 30, 2013.

(7)
On April 2, 2012, Mr. Zupsic became our Senior Vice President, Global Field Operations. The amounts shown for Mr. Zupsic in 2012 are base salary and non-equity incentive plan compensation for the period of April 2, 2012 until November 30, 2012. On September 1, 2014, Mr. Zupsic’s employment with our company terminated. The amounts shown for Mr. Zupsic in 2014 are base salary and non-equity incentive plan compensation for the period from December 1, 2013 until August 31, 2014. The amount shown in the Summary Compensation Table under “All Other Compensation” applicable to Mr. Zupsic is severance paid to him between September 1, 2014 and November 30, 2014 pursuant to the terms of the severance agreement we entered into with Mr. Zupsic in connection with his termination of employment. See “Severance and Change in Control Agreements.”

(8)	Ms. Padir was not a named executive officer in fiscal 2013 or 2012.

(9)
Mr. Aquilina became Senior Vice President, Strategy and Corporate Development on January 9, 2012. The amounts shown for Mr. Aquilina in 2012 are base salary and non-equity incentive plan compensation for the period of January 9, 2012 until November 30, 2012. The amount shown for Mr. Aquilina under the “Bonus” column includes a new hire signing bonus of $75,000 in connection with his commencement of employment and a special one-time cash bonus of $35,000 paid to Mr. Aquilina in November 2012 in connection with the completion of substantially all of the divestitures of the non-core product lines.

Grants of Plan-Based Awards

GRANTS OF PLAN-BASED AWARDS TABLE –2014

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Stock Awards: Number of Securities Underlying Options	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)(3)	Target (#)(2)(3)	Maximum (#)(2)(3)	(#)(4)	(#)	($)(5)
Philip M. Pead	—	325,000	650,000	1,300,000	—	—	—	—	—	—
	1/13/2014	—	—	—	36,719	73,437	146,874	—	—	1,750,000
	1/13/2014	—	—	—	27,277	54,554	109,108	—	—	1,300,000
	1/13/2014	—	—	—	—	—	—	73,437	—	1,750,000
Chris E. Perkins	—	150,000	300,000	600,000	—	—	—	—	—	—
	1/13/2014	—	—	—	7,344	14,688	29,376	—	—	350,000
	1/13/2014	—	—	—	15,736	31,473	62,946	—	—	750,000
	1/13/2014	—	—	—	—	—	—	14,688	—	350,000
John P. Goodson	—	125,000	250,000	500,000	—	—	—	—	—	—
	1/13/2014	—	—	—	7,659	15,317	30,634	—	—	365,000
	1/13/2014	—	—	—	14,688	29,375	58,750	—	—	700,000
	1/13/2014	—	—	—	—	—	—	15,317		365,000
Andrew E. Zupsic	—	150,000	300,000	600,000	—	—	—	—	—	—
	1/13/2014	—	—	—	7,344	14,688	29,376	—	—	350,000
	1/13/2014	—	—	—	14,688	29,375	58,750	—	—	700,000
	1/13/2014	—	—	—	—	—	—	14,688	—	350,000
Karen Tegan Padir	—	82,500	165,000	330,000	—	—	—	—	—	—
	1/13/2014	—	—	—	2,518	5,036	10,072	—	—	120,000
	1/13/2014	—	—	—	13,849	27,697	55,394	—	—	660,000
	1/13/2014	—	—	—	—	—	—	5,036	—	120,000
Antonio J. Aquilina	—	78,750	157,500	315,000	—	—	—	—	—	—
	1/13/2014	—	—	—	2,623	5,246	10,492	—	—	125,000
	1/13/2014	—	—	—	13,135	26,270	52,540	—	—	626,000
	1/13/2014	—	—	—	—	—	—	5,246	—	125,000
______________

(1)
These columns indicate the range of payouts targeted for 2014 performance under our corporate bonus plan as described in “Compensation Discussion and Analysis” in this proxy statement. The actual payout with respect to 2014 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)
The second row of these columns with respect to each named executive officer indicates the range of payouts with respect to performance share units subject to 2014 performance criteria and subsequent time-based restrictions. These performance shares units could be earned only to the extent the established criteria were met.

(3)
The third row of these columns with respect to each named executive officer represents performance share units awarded under our Long Term Incentive Plan. These columns show the performance share units that could be earned at threshold, target and maximum levels of performance. If we do not achieve the threshold performance metric, zero performance share units will be earned. Because the LTIP is based on a three-year performance period, none of the performance share units will be earnable until the performance period closes following our 2016 fiscal year. See “Compensation Discussion and Analysis” section of this proxy statement for additional discussion of the LTIP.

(4)
Represents RSUs that vest, so long as the executive continues to be employed with us, in six equal installments over three years beginning approximately six months after date of issuance. Dividends are not payable on unvested RSUs.

(5)
Represents the grant date fair value of the award, which is equal to the number of RSUs granted multiplied by the closing price of our stock on the grant date. In the case of PSUs, represents the number of PSUs granted at target performance multiplied by the closing price of our stock on the date awarded. The closing price of our stock on January 13, 2014 was $23.83.

Narrative Summary to Summary Compensation Table and Grants of Plan-Based Awards in 2014 Table
The material terms of our named executive officers’ annual compensation, including base salaries, cash incentive plan, annual PSU program, time-based RSUs and Long Term Incentive Plan and the explanations of the amounts of salary, cash incentives and equity values in proportion to total compensation are described under “Compensation Discussion and Analysis” in this proxy statement.
As discussed in greater detail in “Compensation Discussion and Analysis,” the 2014 non-equity incentive awards were granted pursuant to the Corporate Bonus Plan, with amounts to be earned based on the achievement of certain financial targets. In 2014, we did not achieve the financial targets under the Corporate Bonus Plan and, as a result, none of the non-equity incentive awards was earned.
As discussed in greater detail in “Compensation Discussion and Analysis,” the PSUs awarded as the 2014 PSU Award were subject to the achievement of certain one-year financial targets. In 2014, we did not achieve those financial targets and, as a result, none of the 2014 PSUs was earned.
As discussed in greater detail in “Compensation Discussion and Analysis,” the PSUs awarded under the Long Term Incentive Plan will be earned based on the results achieved during the three year performance period as determined following our 2016 fiscal year, contingent upon each named executive officer’s continued service.
The RSUs granted to our named executive officers at the outset of 2014 vest in equal installments every six months over three years, subject to continued employment. There is no purchase price associated with performance share or RSU awards. We did not pay dividends on our common stock during 2014.

Outstanding Equity Awards
The following table sets forth certain information with respect to the outstanding equity awards at November 30, 2014 for each of the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercisable Options		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Name	Exercisable	Unexercisable
Philip M. Pead
	15,069	—	20.73	10/14/2018
						383,753	9,896,990
Chris E. Perkins
	—	—	—	—
						129,474	3,339,134
John P. Goodson
	400	—	13.01	10/15/2015	(3)
	230	—	14.67	5/11/2016	(4)
	13,800	—	15.93	10/15/2016	(5)
	38,475	2,025	21.32	4/26/2017	(6)
	35,156	2,344	29.64	4/27/2018	(7)
						75,973	1,959,344
Andrew E. Zupsic
	—	—	—	—
						—	—
Karen Tegan Padir
	—	—	—	—		54,463	1,404,601
Antonio J. Aquilina
	26,667	13,333	18.82	1/15/2019	(8)
						53,742	1,386,006
______________

(1)
The unvested shares shown in this column are RSU awards that are subject to time-based vesting and PSU awards that are subject to performance-based and time-based vesting. Excluded from the unvested shares column are the performance share units relating to 2014 performance because those amounts were not ultimately earned.

(2)	The market value of unvested RSUs and PSUs was calculated as of November 28, 2014 based on closing price of our common stock on NASDAQ of $25.79.

(3)	This option vests 8/60ths on the date of grant, with the remainder vesting in 52 monthly increments commencing on November 1, 2008.

(4)	This option vests 3/60ths on the date of grant, with the remainder vesting in 57 monthly increments commencing on June 1, 2009.

(5)	This option vests 8/60ths on the date of grant, with the remainder vesting in 52 monthly increments commencing on November 1, 2009.

(6)	This option vests 2/60ths on the date of grant, with the remainder vesting in 58 monthly increments commencing on May 1, 2010.

(7)	This option vests 2/48ths on the date of grant, with the remainder vesting in 46 monthly increments commencing on May 1, 2011.

(8)	This option vests in 42 equal semiannual installments commencing on August 1, 2012.
Option Exercises and Stock Vested
The following table sets forth certain information regarding the number of stock options exercised and RSUs that vested in the fiscal year ended November 30, 2014 under our equity incentive plans and the corresponding amounts realized by the named executive officers. The value realized on exercise for stock option awards is calculated as the difference between the closing price of our common stock on the NASDAQ Global Select Market on the exercise date and the exercise price of the applicable stock option award. The value realized on vesting for RSUs is calculated as the product of the number of shares subject to the RSUs that vested and the closing price of our common stock on the NASDAQ Global Select Market on the vesting date.

Option Exercises and Stock Vested – Fiscal 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip M. Pead	—	$—	230,978	$5,275,459
Chris E. Perkins	—	—	72,207	1,647,449
John P. Goodson	55,356	366,275	40,165	918,525
Andrew E. Zupsic	—	—	82,712	1,880,516
Karen Tegan Padir	—	—	23,404	535,812
Antonio J. Aquilina	—	—	31,171	713,980

Severance and Change in Control Agreements
We have agreements with, or guidelines applicable to, our executive officers that provide the benefits described below in connection with certain terminations of employment or a change in control of our company.
Mr. Pead's Executive Employment Agreement
In connection with his appointment as our President and Chief Executive Officer, we and Mr. Pead entered into an employment agreement, effective as of December 7, 2012, setting forth Mr. Pead's compensation and certain other terms. Mr. Pead's employment agreement provides that in the event that his employment is terminated as a result of an “involuntary termination,” he will be entitled to:

•	the payment of cash severance equal to 18 months of total target cash compensation as of the date of termination, which will be paid over 18 months;

•	the continuation, for a period of 18 months, of benefits that are substantially equivalent to the benefits (medical, dental and vision) that were in effect immediately prior to termination; and

•	18 months of acceleration of unvested stock options and RSUs.
Receipt of the severance and benefits is subject to the execution of a standard separation and release agreement. Separation payments upon any involuntary termination within twelve months following a change in control would be governed by the Employee Retention and Motivation Agreement described below and not by Mr. Pead's employment agreement.
An “involuntary termination” is defined in the employment agreement as a termination of employment by us other than for cause, disability or death or a termination by Mr. Pead as a result of certain events occurring without his consent such as an assignment to him of duties, a significant reduction of his duties, either of which is materially inconsistent with his position prior to the assignment or reduction, or the removal of Mr. Pead from that position, a material reduction in Mr. Pead's base salary or target bonus, a relocation of Mr. Pead to a facility or location more than fifty miles from his then present location or a material breach of the employment agreement by us.
Mr. Pead's employment agreement also includes non-competition and related covenants. The non-competition covenant will be in effect for the duration of the period in which severance and other benefits are paid. The non-competition covenant relates to certain businesses with similar product areas and activities as our company.
Mr. Pead's Employee Retention and Motivation Agreement
We and Mr. Pead have also entered into an Employee Retention and Motivation Agreement (“Pead ERMA”), which provides certain compensation and benefits if his employment is involuntarily terminated within 12 months of a change in control of our company. If an involuntary termination of Mr. Pead's employment occurs under other circumstances, the severance terms of his employment agreement, as described above, would control and not the Pead ERMA.
Change in Control Benefits. Under the Pead ERMA, upon a change in control of our company, Mr. Pead would be entitled to:

•	the payment of his annual target cash bonus on a pro-rata basis with respect to the elapsed part of the relevant fiscal year; and

•
accelerated vesting of all unvested stock options and RSUs, unless the acquirer assumes all such options and restricted equity. If such outstanding stock options and shares of restricted equity held by Mr. Pead are continued by us or assumed by our successor entity, then vesting will continue in its usual course.

Involuntary Termination Following Change in Control. In the event of an involuntary termination within twelve (12) months following a change in control, Mr. Pead would be entitled to:

•	the payment of cash severance equal to 18 months of total target cash compensation as of the date of termination, which will be paid over 18 months;

•	the continuation, for a period of 18 months, of benefits that are substantially equivalent to the benefits (medical, dental and vision) that were in effect immediately prior to termination; and

•	accelerated vesting of all unvested stock options and RSUs.
In the event that any amounts provided for under the Pead ERMA or otherwise payable to Mr. Pead would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, Mr. Pead would be entitled to receive either full payment of the benefits under the agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to Mr. Pead.
Mr. Perkins’ Executive Employment Agreement
In connection with his appointment as our Chief Financial Officer, we and Mr. Perkins entered into an employment agreement, effective as of February 1, 2013, setting forth Mr. Perkins’ compensation and certain other terms. Mr. Perkins’ employment agreement provides that in the event that his employment is terminated as a result of an “involuntary termination,” he will be entitled to:

•	the payment of cash severance equal to 12 months of total target cash compensation as of the date of termination, which will be paid over 12 months;

•	the continuation, for a period of 12 months, of benefits that are substantially equivalent to the benefits (medical, dental and vision) that were in effect immediately prior to termination; and

•	12 months of acceleration of unvested stock options and RSUs.
Receipt of the severance and benefits is subject to the execution of a standard separation and release agreement. Separation payments upon any involuntary termination within twelve months following a change in control would be governed by the Employee Retention and Motivation Agreement described below and not by Mr. Perkins’ employment agreement.

An “involuntary termination” is defined in the employment agreement as a termination of employment by us other than for cause, disability or death or a termination by Mr. Perkins as a result of certain events occurring without his consent such as an assignment to him of duties, a significant reduction of his duties, either of which is materially inconsistent with his position prior to the assignment or reduction, or the removal of Mr. Perkins from that position, a material reduction in Mr. Perkins’ base salary or target bonus, a relocation of Mr. Perkins to a facility or location more than fifty miles from his then present location or a material breach of the employment agreement by us.
Mr. Perkins’ employment agreement also includes non-competition and related covenants. The non-competition covenant will be in effect for the duration of the period in which severance and other benefits are paid. The non-competition covenant relates to certain businesses with similar product areas and activities as our company.
Mr. Zupsic’s Executive Severance Agreement
On September 1, 2014, Mr. Zupsic’s employment terminated and, in connection with that termination, we entered into an executive severance agreement with Mr. Zupsic. Consistent with the Executive Severance Policy described below, Mr. Zupsic’s severance agreement provided for:

•	the payment of cash severance equal to 12 months of his total target cash compensation as of the date of termination, which will be paid over 12 months;

•	the continuation, for a period of 12 months, of benefits that are substantially equivalent to the benefits (medical, dental and vision) that were in effect immediately prior to termination; and

•	12 months of acceleration of unvested and RSUs.
Mr. Zupsic’s severance agreement included a release of claims, non-competition, non-disparagement and related covenants.
Executive Severance Policy
We have adopted severance guidelines applicable to our executive officers, including the named executive officers other than Mr. Pead and Mr. Perkins. Any severance payable to Mr. Pead or Mr. Perkins is governed by the employment agreements described above. Our executive severance policy provides that upon an involuntary termination and the execution of a standard release of claims, an executive officer is entitled to:

•	the payment of cash severance equal to 12 months of total target cash compensation as of the date of termination, which will be paid over 12 months;

•	the continuation, for a period of 12 months, of benefits that are substantially equivalent to the benefits (medical, dental and vision) that were in effect immediately prior to termination; and

•	12 months of acceleration of unvested stock options and RSUs.
Severance payments and benefits upon any involuntary termination within 12 months following a change in control are governed by the Employee Retention and Motivation Agreement described below.
The payment of severance and other benefits is conditioned upon the executive agreeing to non-competition, non-disparagement and related covenants. The non-competition covenant would be in effect for one year following the termination of employment.
Other Employee Retention and Motivation Agreements
In addition to the agreement with Mr. Pead, we have entered into an ERMA with each of the other named executive officers. Each agreement is substantially identical to the Pead ERMA except that upon the involuntary termination of the executive officer within 12 months following a change of control, the executive officer will be entitled to receive a lump sum payment equal to 15 months of his total target compensation and his benefits will continue for 15 months. Under no circumstances would any of our executive officers be entitled to a gross-up payment under the ERMAs for any excise taxes to which he or she may be subject if any of the above payments and benefits are considered to be “parachute payments.”

Estimate of Severance and Change in Control Benefits
The following table indicates the estimated payments and benefits that each of Messrs. Pead, Perkins, Goodson, Aquilina and Padir would have received under (a) their respective employment agreements, in the case of Messrs. Pead and Perkins, (b) our severance policy applicable to executive officers, in the case of Messrs. Goodson, Aquilina and Padir, and (c) their respective ERMAs, assuming that the change of control of our company and/or termination of his or her employment occurred at November 30, 2014. Mr. Zupsic’s employment terminated on September 1, 2014 and he received the severance and other benefits provided under his severance agreement described above.
These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officer, which would only be known at the time that he becomes entitled to such payment.

Circumstances of Termination or Event
	Involuntary Termination (1)	Change of Control Only (2)	Involuntary Termination Within 12 Months Following Change of Control
Philip M. Pead
Cash Severance	1,950,000	—	1,950,000
Pro Rata Bonus	650,000	650,000	—
Stock Options	—	—	—
Restricted Stock Units	7,858,703	—	8,490,042
Benefits (3)	16,557	—	16,557
Total	10,475,260	650,000	10,456,599
Chris E. Perkins
Cash Severance	675,000	—	843,750
Pro Rata Bonus	300,000	300,000	—
Stock Options	—	—	—
Restricted Stock Units	1,600,785	—	2,527,446
Benefits (3)	10,570	—	20,696
Total	2,586,355	300,000	3,391,892
John P. Goodson
Cash Severance	600,000	—	750,000
Pro Rata Bonus	250,000	250,000	—
Stock Options	9,052	—	9,052
Restricted Stock Units	773,829	—	1,201,762
Benefits (3)	16,854	—	21,067
Total	1,649,735	250,000	1,981,881
Karen Tegan Padir
Cash Severance	495,000	—	618,750
Pro Rata Bonus	165,000	165,000	—
Stock Options	—	—	—
Restricted Stock Units	574,601	—	690,295
Benefits (3)	10,570	—	13,212
Total	1,245,171	165,000	1,487,257
Antonio J. Aquilina
Cash Severance	472,500	—	590,625
Pro Rata Bonus	157,500	157,500	—
Stock Options	79,653	—	92,931
Restricted Stock Units	525,626	—	708,503
Benefits (3)	10,570	—	13,212
Total	1,245,849	157,500	1,405,271

______________

(1)
The amounts shown in the first column, with respect to stock options and RSUs, represent the value of certain unvested options and RSUs becoming fully vested and are calculated using the exercise price for each unvested stock option and the closing price of our common stock on November 28, 2014, which was $25.79.

(2)
In the event of a change of control, there is no accelerated vesting of options or RSUs provided that the acquirer assumes all existing, outstanding stock options and RSUs of the individual. These tables have been prepared under that assumption. However, if the acquirer does not assume all existing, outstanding stock options and RSUs of the individual, all unvested stock options and RSUs become fully vested and the value indicated in the third column would apply upon a change of control. The amounts shown in the third column are calculated using the exercise price for each unvested stock option and the closing price of our common stock on November 28, 2014, which was $25.79.

(3)	Represents the estimated value (based on the cost as of November 30, 2014) of continuing benefits (medical, dental and vision) for:

•	18 months in the case of an involuntary termination of Mr. Pead's employment;

•	12 months in the case of an involuntary termination of employment of Messrs. Perkins, Aquilina, Goodson and Ms. Padir, other than in connection with a change in control; and

•	15 months, in the case of the third column, with respect to Messrs. Perkins, Aquilina, Goodson and Ms. Padir.

INFORMATION ABOUT PROGRESS SOFTWARE COMMON STOCK OWNERSHIP

The following table sets forth certain information regarding beneficial ownership as of March 5, 2015:

•	by each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	by each director of our company;

•	by each of the named executive officers and

•	by all directors and executive officers of our company as a group.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner (1)	Number	Percent
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	5,609,298	11.09%
Praesidium Investment Management Company, LLC (3) 747 Third Avenue, 35th floor New York, NY 10017	4,684,295	9.26%
T. Rowe Price Associates, Inc. (4) 100 East Pratt Street Baltimore, MD 21202	3,403,890	6.73%
The Vanguard Group, Inc. (5) 1000 Vanguard Blvd. Malvern, PA 19355	3,362,975	6.65%
Antonio J. Aquilina (6)	70,834	*
Barry N. Bycoff (7)	58,376	*
John R. Egan (8)	92,379	*
John P. Goodson (9)	170,800	*
Ram Gupta (10)	4,630	*
Charles F. Kane (11)	77,887	*
David A. Krall (12)	62,847	*
Michael L. Mark (13)	332,338	*
Karen Tegan Padir (14)	38,185	*
Philip M. Pead (15)	359,407	*
Chris E. Perkins (16)	84,647	*
All executive officers and directors as a group (11 persons) (17)	1,352,330	2.64%
______________
*  Less than 1%

(1)
All persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the other information contained in the footnotes to this table. Unless otherwise noted the address of such person is c/o Progress Software Corporation, 14 Oak Park, Bedford, Massachusetts 01730.

(2)
Derived from Schedule 13G/A filed on January 9, 2015. The Schedule 13G/A reported that BlackRock, Inc. had sole voting power over 5,414,207 shares and sole dispositive power with respect to all shares reported.

(3)
Derived from Schedule 13D filed on February 4, 2014. The Schedule 13D reported that Praesidium, in its capacity as investment manager to certain managed accounts and investment fund vehicles on behalf of investment advisory clients, has sole power to vote 4,442,071 shares and sole power to dispose of 4,684,295 shares. Kevin Oram and Peter Uddo, as managing members of Praesidium, may be deemed to control Praesidium.

(4)
Derived from Schedule 13G/A filed on February 13, 2015. The Schedule 13G/A reported that T. Rowe Price held sole voting power over 795,950 shares and sole dispositive power over 3,403,890 shares. According to the Schedule 13G/A, these shares are owned by various individual and institutional investors which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote the shares.

(5)
Derived from Schedule 13G/A filed on February 10, 2015. The Schedule 13G/A reported that The Vanguard Group held sole voting power over 75,889 shares, sole dispositive power over 3,291,636 shares and shared dispositive power over 71,339 shares.

(6)
Includes 32,381 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 5, 2015 and 15,040 shares issuable upon vesting of RSUs that will vest within 60 days of March 5, 2015.

(7)	Includes 23,460 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 5, 2015 and 16,420 fully vested deferred stock units.

(8)	Includes 65,048 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 5, 2015 and 5,970 fully vested deferred stock units.

(9)
Includes 92,430 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 5, 2015 and 18,518 shares issuable upon vesting of RSUs that will vest within 60 days of March 5, 2015.

(10)	Includes 4,630 fully vested deferred stock units.

(11)	Includes 7,705 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 5, 2015 and 19,483 fully vested deferred stock units.

(12)	Includes 7,705 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 5, 2015 and 5,547 fully vested deferred stock units.

(13)	Includes 162,919 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 5, 2015 and 7,110 fully vested deferred stock units.

(14)	Includes 11,140 shares issuable upon vesting of RSUs that will vest within 60 days of March 5, 2015.

(15)
Includes 15,069 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 5, 2015,101,573 shares issuable upon vesting of RSUs that will vest within 60 days of March 5, 2015 and 13,264 fully vested deferred stock units.

(16)	Includes 31,035 shares issuable upon vesting of RSUs that will vest within 60 days of March 5, 2015.

(17)
Includes 406,717 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of March 5, 2015, 177,306 shares issuable upon vesting of RSUs that will vest within 60 days of March 5, 2015 and 72,784 fully vested deferred stock units.

Information related to securities authorized for issuance under equity compensation plans as of November 30, 2014 is as follows (in thousands, except per share data):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by stockholders (1)	2,420(2)	19.66	8,568(3)
Equity compensation plans not approved by stockholders (4)	284	26.19	1,423
Total	2,704	21.19	9,991
______________

(1)
Consists of the 1992 Incentive and Nonqualified Stock Option Plan, 1994 Stock Incentive Plan, 1997 Stock Incentive Plan, 2008 Stock Option and Incentive Plan and 1991 Employee Stock Purchase Plan (ESPP).

(2)
Includes 1,489,000 restricted stock units under our 2008 Plan. Does not include purchase rights accruing under the ESPP because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(3)	Includes 727,000 shares available for future issuance under the ESPP.

(4)	Consists of the 2002 Nonqualified Stock Plan and the 2004 Inducement Plan described below.
We have adopted two equity compensation plans, the 2002 Nonqualified Stock Plan and the 2004 Inducement Stock Plan, for which the approval of stockholders was not required. We intend that the 2004 Inducement Stock Plan be reserved for persons to whom we may issue securities as an inducement to become employed by us pursuant to the rules and regulations of NASDAQ. Executive officers and members of the Board of Directors are not eligible for awards under the 2002 Nonqualified Stock Plan. An executive officer would be eligible to receive an award under the 2004 Inducement Stock Plan only as an inducement to join us. Awards under the 2002 Nonqualified Stock Plan and the 2004 Inducement Stock Plan may include nonqualified stock options, grants of conditioned stock, unrestricted grants of stock, grants of stock contingent upon the attainment of performance goals and stock appreciation rights. A total of 11,250,000 shares are issuable under the two plans, of which 1,423,079 shares are available for future issuance as of November 30, 2014.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. These reporting persons are required by regulations of the SEC to furnish us with copies of all such filings. Based solely on a review of the copies of such forms that we have received, and on written representations from certain reporting persons, we believe that, with respect to the fiscal year ended November 30, 2014, our directors, officers and 10% stockholders complied with all applicable Section 16(a) filing requirements.
CERTAIN RELATIONSHIPS
Review, Approval or Ratification of Transactions with Related Persons
Pursuant to the Audit Committee Charter, which can be found at www.progress.com under the Corporate Governance page located on the “Company Info/Who We Are” page, the Audit Committee is responsible for the review and approval of related person transactions. A related person is a director, executive officer, nominee for director or certain stockholders of our company since the beginning of the last fiscal year and their respective immediate family members. A related person transaction is a transaction involving: (1) our company and any related person when the amount involved exceeds $120,000, and (2) the related person has a material direct or indirect interest.
We identify transactions for review and approval through our Code of Conduct which can be found at www.progress.com under the Corporate Governance page located on the “Company Info/Who We Are” page. The Code of Conduct requires our employees to disclose any potential or actual conflicts of interest to his or her manager, our human resources department or our Chief Compliance Officer. This disclosure also applies to potential conflicts involving immediate family members of employees. We require our directors and executive officers to complete a questionnaire intended to identify any transactions or potential transactions that must be reported according to SEC rules and regulations. This questionnaire also requires our directors and executive officers to promptly notify us of any changes during the course of the year.
Transactions with Related Persons
Neither the company nor its subsidiaries engaged in any other transactions or series of similar transactions in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest.

OTHER MATTERS
Our Board of Directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed as proxies for the meeting intend to vote the shares represented by that proxy in accordance with their best judgment on such matters.
PROPOSALS OF STOCKHOLDERS FOR 2016 ANNUAL MEETING
We anticipate that our 2016 Annual Meeting of Stockholders will be held on or about April 28, 2016. Proposals of stockholders intended to be presented at the 2016 annual meeting must, in order to be included in our proxy statement and the form of proxy for the 2016 annual meeting, be received at our principal executive offices by November 28, 2015.
We anticipate that Proposal 4 to change our company’s state of incorporation from The Commonwealth of Massachusetts to the State of Delaware will pass. If Proposal 4 passes, stockholder proposals will be governed by the Delaware Bylaws. Under the Delaware Bylaws, any stockholder intending to present any proposal (other than a proposal made by, or at the direction of, our Board of Directors) at the 2016 annual meeting, must give written notice of that proposal (including certain information about any nominee or matter proposed and the proposing stockholder) to our Secretary not later than the close of business on the 90th day (February 5, 2016) nor earlier than the close of business on the 120th day (January 6, 2016) prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 30 days after that anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made.
In the event that proposal 4 does not pass, stockholder proposals will be governed by the Massachusetts Bylaws. Under the Massachusetts Bylaws, any stockholder intending to present any proposal (other than a proposal made by, or at the direction of, our Board of Directors) at the 2016 annual meeting, must give written notice of that proposal (including certain information about any nominee or matter proposed and the proposing stockholder) to our Secretary not later than the close of business on the 90th day (February 5, 2016) nor earlier than the close of business on the 120th day (January 6, 2016) prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after that anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made.
EXPENSES OF SOLICITATION
We will bear the cost of solicitation of proxies. In addition to soliciting stockholders by mail, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs in forwarding proxy materials to the beneficial owners of shares held of record by them. Our directors, officers and regular employees may, without additional compensation, solicit stockholders in person or by mail, telephone, facsimile, or otherwise following the original solicitation. We may engage a proxy solicitation firm in connection with the annual meeting, in which case, the fees and expenses associated with any such proxy solicitation firm will be paid by us.
AVAILABLE INFORMATION
Stockholders of record on March 5, 2015 will receive with this proxy statement a copy of our 2014 Annual Report on Form 10-K, containing detailed financial information concerning our company. Our 2014 Annual Report on Form 10-K is also available on-line from the SEC’s EDGAR database at the following address: www.sec.gov/cgi-bin/srch-edgar?progress+software.
We will furnish our 2014 Annual Report on Form 10-K, including the financial statements, free of charge upon written request. The exhibits to the 2014 Annual Report on Form 10-K not included in the proxy materials are available electronically at www.sec.gov. Written requests should be directed to our Secretary at the address above.

Our 2014 Annual Report on Form 10-K (including exhibits thereto) is also available on our website at www.progress.com.
PROGRESS SOFTWARE CORPORATION
2015 ANNUAL MEETING OF STOCKHOLDERS

Progress Software Corporation
14 Oak Park Drive
Bedford, MA 01730

APPENDIX A--PLAN OF DOMESTICATION

PROGRESS SOFTWARE CORPORATION
PLAN OF DOMESTICATION
This Plan of Domestication has been adopted by Progress Software Corporation, a Massachusetts corporation (the “Company”) as of             , 2015.
WITNESSETH:
WHEREAS, the Company is a corporation duly organized and existing under the laws of The Commonwealth of Massachusetts and is authorized to issue 200,000,000 shares of Common Stock, $.01 par value per share (the “Common Stock”) and 1,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”)
WHEREAS, the Company wishes to change its domicile of incorporation from Massachusetts to Delaware by domesticating in Delaware on the terms set forth herein; and
WHEREAS, the Board of Directors of the Company has adopted a resolution approving this Plan of Domestication;
NOW THEREFORE, the Company agrees as follows:
1.    Conversion and Domestication. The Company shall convert from a Massachusetts corporation to a Delaware Corporation by domesticating in Delaware pursuant to Section 265 of the Delaware General Corporation Law and Section 9.20 of the Massachusetts Business Corporation Act. Following the domestication the Company shall be governed by the laws of the State of Delaware. The domestication of the Company in Delaware shall herein be referred to as the “Domestication.”
2.    Stockholder Approval. As soon as practicable after the execution of this Plan of Domestication, the Company shall submit this Plan of Domestication to its stockholders for approval.
3.    Effective Date. The Domestication shall be effective upon the filing of a Certificate of Conversion from a Non-Delaware Corporation to a Delaware Corporation (the “Certificate of Conversion”) with the Secretary of State of the State of Delaware and the filing of Articles of Charter Surrender with the Secretary of State of the Commonwealth of Massachusetts, which filings shall be made as soon as practicable after all required stockholder approvals have been obtained. The time of such effectiveness shall herein be referred to as the “Effective Date.”
4.    Common Stock of the Company. On the Effective Date, by virtue of the Domestication and without any action on the part of the holders thereof, each share of Common Stock of the Company issued and outstanding immediately prior thereto shall be unchanged, shall continue to represent one share of Common Stock of the Company as a Delaware corporation, and shall remain issued and outstanding immediately after consummation of the Domestication.
5.    Options/Restricted Equity of the Company. On the Effective Date, by virtue of the Domestication and without any action on the part of the holders thereof, all stock options, restricted stock units or other restricted equity outstanding and unexercised as of the Effective Date and awarded under the Company’s equity plans in effect on such date shall continue and remain in effect upon the same terms and conditions as were in effect immediately prior to the Domestication, and the Company shall continue to reserve that number of shares of Common Stock with respect to each such equity plan as was reserved by the Company prior to the Effective Date with no other changes in the terms and conditions thereof.
6.      Stock Certificates. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of the Common Stock of the Company shall be deemed for all purposes to continue to evidence ownership of and to represent the shares of the Company into which the shares represented by such certificates have been converted as herein provided. The registered owner on the books and records of the Company or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Company or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Company evidenced by such outstanding certificate as above provided.

A-1

7.    Succession. On the Effective Date, all of the rights, privileges, debts, liabilities, powers and property of the Company as a Massachusetts corporation shall continue to be the rights, privileges, debts, liabilities and powers of the Company as a Delaware Corporation in the manner and as more fully set forth in Section 265 of the Delaware General Corporation Law. Without limiting the foregoing, upon the Effective Date, all property, rights, privileges, franchises, patents, trademarks, licenses, registrations, agreements, contracts and other assets of every kind and description of the Company shall continue to be vested in and devolved upon the Company without further act or deed. All rights of creditors of the Company and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities and duties of the Company shall continue to be obligations of the Company.
8.    Certificate of Incorporation and By-Laws. Immediately prior to or simultaneously with the filing of the Certificate of Conversion, the Company shall file the Certificate of Incorporation in the form of Exhibit A hereto (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware, which shall be the Certificate of Incorporation of the Company following the Domestication. The Bylaws set forth as Exhibit B hereto (the “Bylaws”) shall be the Bylaws of the Company following the Effective Date of the Domestication.
9.    Directors and Officers. The members of the Board of Directors and the officers of the Company immediately prior to the Effective Date shall continue in office following the Effective Date of the Domestication until the expiration of their respective terms of office and until their successors have been elected and qualified.
10.    Amendment. This Plan of Domestication may be amended by the Board of Directors of the Company at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of this plan by the stockholders of the Company shall not alter or change (a) the amount or kind of shares or other securities, interests, obligations, rights to acquire shares, other securities or interests, cash, or other property to be received by the stockholders hereunder, (b) any term of the Certificate of Incorporation or the Bylaws, other than changes permitted by the Delaware General Corporation Law comparable to those permitted by Section 10.05 of the Massachusetts Business Corporation Act, or (c) any of the terms and conditions of this Plan of Domestication if such alteration or change would adversely affect the holders of any class or series of stock of the Company.
11.    Abandonment or Deferral. At any time before the Effective Time, this Plan of Domestication may be terminated and the Domestication may be abandoned by the Board of Directors of the Company, notwithstanding the approval of this Plan of Domestication by the stockholders of the Company or the consummation of the Domestication may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of the Company, such action would be in the best interests of the Company. In the event of termination of this Plan of Domestication, this Plan of Domestication shall become void and of no effect and there shall be no liability on the part of the Company or its Board of Directors or stockholders with respect thereto, except that the Company shall pay all expenses incurred in connection with the Domestication or in respect of this Plan of Domestication or relating thereto.
This Plan of Domestication has been adopted by the Board of Directors of Progress Software Corporation as of the date set forth above.
Progress Software Corporation
 (A Massachusetts Corporation)

 By:____________________________
     Name:
     Title:

A-2

APPENDIX B--CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION
OF
PROGRESS SOFTWARE CORPORATION
Pursuant to Section 103 of the
Delaware General Corporation Law
I.
The name of this company is Progress Software Corporation (the “Company” or the “Corporation”).
II.
The address of the registered office of this Corporation in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the registered agent of this Corporation in the State of Delaware at such address is The Corporation Trust Company.
III.
The purpose of this Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).
IV.
A.This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is two hundred ten million (210,000,000) shares. Two hundred million (200,000,000) shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.01) and ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.01).
B.The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all of any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.
C.Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).
V.
For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.    Management of Business.
1.The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.
2.The Company expressly elects to be governed by § 203 of the DGCL.
B.    Board of Directors.
Each director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
C.    Removal of Directors.
Subject to rights of any series of Preferred Stock to elect additional directors under specified circumstances, or any limitation imposed by law, any individual director or directors may be removed with or without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors.
D.    Vacancies.
Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
E.    Bylaw Amendments.
1.    The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
2.    The directors of the Company need not be elected by written ballot unless the Bylaws so provide.
3.    No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.
4.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.
VI.
A.    The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.
B.    To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
C.    Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Company; (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (C) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the Company; or (D) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine.
VIII.
A.    The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.
B.    Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.
* * * *
This Certificate of Incorporation has been duly approved by the Board of Directors of the Company.
This Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 103 of the DGCL.
In Witness Whereof, Progress Software Corporation has caused this Certificate of Incorporation to be signed by its duly authorized officer this ____ day of _______, 2015.
Progress Software Corporation

By: ____________________________

APPENDIX C--AMENDED AND RESTATED BYLAWS

AMENDED AND RESTATED BYLAWS
OF
PROGRES SOFTWARE CORPORATION
(A DELAWARE CORPORATION)
ARTICLE I
OFFICES
Section 1.Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.
Section 2.Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE II
CORPORATE SEAL
Section 3.    Corporate Seal. The Board of Directors may adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE III
STOCKHOLDERS' MEETINGS
Section 4.    Place Of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).
Section 5.    Annual Meetings.
(a)The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.
(b)At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting.
(i)For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person's failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors, and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.
(ii)Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14(a)-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).
(iii)To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.
(iv)The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.
For purposes of Sections 5 and 6, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:
(w)    the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation,
(x)     which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation,
(y)     the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or
(z)     which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(c)A stockholder providing written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.
(d)Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors is increased and there is no public announcement of the appointment of a director to fill such vacancy, or, if no appointment was made, of such vacancy, made by the corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(iii), a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.
(e)A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (ii) of Section 5(a), or in accordance with clause (iii) of Section 5(a). Except as otherwise required by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.
(f)Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii) of these Bylaws.
(g)For purposes of Sections 5 and 6,
(i)“public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and
(ii)“affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).
Section 6.    Special Meetings.
(a)Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), or (iv) the Secretary, or in case of the death, absence, incapacity or refusal of the Secretary, by any other officer, upon written application of one or more Stockholders who hold at least eighty percent (80%) in interest of the capital stock of the Corporation entitled to vote at such meeting.
(b)The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.
(c)Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) of these Bylaws shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(d)Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c) of these Bylaws.
Section 7.    Notice Of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
Section 8.    Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.
Section 9.    Adjournment And Notice Of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 10.    Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.
Section 11.    Joint Owners Of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.
Section 12.    List Of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.
Section 13.    Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.
Section 14.    Organization.
(a)At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer, or if no Chief Executive Officer is then serving or is absent, the President, or, if the President is absent, a chairperson of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson. The Chairperson of the Board may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.
(b)The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
ARTICLE IV
DIRECTORS
Section 15.    Number And Term Of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.
Section 16.    Powers. The powers of the corporation shall be exercised, its business conducted and its property controlled by the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.
Section 17.    Term. Each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 18.    Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock or as otherwise provided by applicable law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.
Section 19.    Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the Secretary, in his or her discretion, may either (a) require confirmation from the director prior to deeming the resignation effective, in which case the resignation will be deemed effective upon receipt of such confirmation, or (b) deem the resignation effective at the time of delivery of the resignation to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his successor shall have been duly elected and qualified.
Section 20.    Removal.
(a)    Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.
(b)    Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors, voting together as a single class.
Section 21.    Meetings.
(a)    Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.
(b)    Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or a majority of the total number of authorized directors.
(c)    Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d)    Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
(e)    Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.
Section 22.    Quorum And Voting.
(a)Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 44 for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.
(b)At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.
Section 23.    Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 24.    Fees And Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25.    Committees.
(a)    Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.
(b)    Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.
(c)Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(d)Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any Director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.
Section 26.    Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
Section 27.    Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.
ARTICLE V
OFFICERS
Section 28.    Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.
Section 29.    Tenure And Duties Of Officers.
(a)General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b)Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(c)Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(d)Duties of Vice Presidents. A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. A Vice President shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.
(e)Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(f)Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(g)Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer (if not Treasurer) shall designate from time to time.
Section 30.    Delegation Of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 31.    Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.
Section 32.    Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING SECURITIES OWNED BY THE CORPORATION
Section 33.    Execution Of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.
All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.
Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 34.    Voting Of Securities Owned By The Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.
ARTICLE VII
SHARES OF STOCK
Section 35.    Form And Execution Of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificate shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
Section 36.    Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
Section 37.    Transfers.
(a)Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b)The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
Section 38.    Fixing Record Dates.
(a)    In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
(b)    In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 39.    Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION
Section 34.    Execution Of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by the Chairperson of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.
ARTICLE IX
DIVIDENDS
Section 35.    Declaration Of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.
Section 36.    Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE X
Fiscal Year
Section 43.    Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.
ARTICLE XI
Indemnification
Section 44.    Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.
(a)Directors and executive officers. The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).
(b)Other Officers, Employees and Other Agents. The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.
(c)Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.
Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this section, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.
(d)    Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.
(e)    Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.
(f)    Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer or officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(g)    Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.
(h)    Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.
(i)    Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.
(j)    Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i)The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(ii)The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.
(iii)The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
(iv)References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.
(v)References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
ARTICLE XII
NOTICES
Section 45.    Notices.
(a)Notice To Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by US mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.
(b)Notice To Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws with notice other than one which is delivered personally to be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address of such director.
(c)Affidavit Of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.
(d)Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.
(e)Notice To Person With Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f)Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII
AMENDMENTS
Section 46.    Subject to the limitations set forth in Section 44(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

APPENDIX D--RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Fiscal Year Ended
(In thousands, except per share data)	November 30, 2014	November 30, 2013	November 30, 2014	November 30, 2013
GAAP income from operations	$27,027	$23,900	$80,740	$63,740
GAAP operating margin	28%	26%	24%	19%
Amortization of acquired intangibles	1,331	740	3,652	2,100
Stock-based compensation (1)	6,679	5,039	24,873	19,109
Restructuring expenses	265	2,856	2,266	11,983
Acquisition-related expenses	2,427	975	5,575	3,204
Transition expenses	287	—	287	—
Total operating adjustments	10,989	9,610	36,653	36,396
Non-GAAP income from operations	$38,016	$33,510	$117,393	$100,136
Non-GAAP operating margin	39%	37%	35%	30%

GAAP income from continuing operations	$14,463	$14,618	$49,458	$39,777
Operating adjustments (from above)	10,989	9,610	36,653	36,396
Realized loss on sales of auction-rate-securities	—	—	2,554	—
Income tax adjustment	(1,383)	(1,759)	(10,768)	(10,159)
Total income from continuing operations adjustments	9,606	7,851	28,439	26,237
Non-GAAP income from continuing operations	$24,069	$22,469	$77,897	$66,014

GAAP diluted earnings per share from continuing operations	$0.28	$0.28	$0.96	$0.72
Income from continuing operations adjustments (from above)	0.19	0.15	0.55	0.47
Non-GAAP diluted earnings per share from continuing operations	$0.47	$0.43	$1.51	$1.19

Diluted weighted average shares outstanding	51,121	52,655	51,472	55,379

(1) Stock-based compensation is included in the GAAP statements of income, as follows:

Cost of revenue	$173	$101	$612	$601
Sales and marketing	907	931	4,642	3,599
Product development	1,103	1,036	5,289	4,723
General and administrative	4,496	2,971	14,330	10,186
Stock-based compensation from continuing operations	$6,679	$5,039	$24,873	$19,109

	Three Months Ended		Fiscal Year Ended
(In thousands, except per share data)	November 30, 2014	November 30, 2013	November 30, 2014	November 30, 2013
GAAP costs of revenue	$11,125	$8,095	$34,259	$34,982
GAAP operating expenses	59,742	58,985	217,534	235,274
GAAP expenses	70,867	67,080	251,793	270,256
Operating adjustments (from above)	10,989	9,610	36,653	36,396
Non-GAAP expenses	$59,878	$57,470	$215,140	$233,860

D-1

Dear Stockholder:

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management and operation of your company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, May 5, 2015.

Thank you in advance for your prompt consideration of these matters.

Sincerely,
Progress Software Corporation
1         n

PROGRESS SOFTWARE CORPORATION
2015 ANNUAL MEETING OF STOCKHOLDERS

May 5, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Progress Software Corporation, revoking all prior proxies, hereby appoints Philip M. Pead and Stephen H. Faberman, or either of them acting singly, proxies, with full power of substitution, to vote all shares of Common Stock of Progress Software Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the company to be held at the company’s office at 14 Oak Park Drive, Bedford, Massachusetts on May 5, 2015, at 10:00 A.M., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated March 26, 2015, a copy of which has been received by the undersigned, and in their discretion, upon any other business that may properly come before the meeting or any adjournments thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke the proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF
PROGRESS SOFTWARE CORPORATION

May 5, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, proxy card, and 10-K are available at http://materials.proxyvote.com/743312

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
i  Please detach along perforated line and mail in the envelope provided.  i

n 20630303000000000000 4	42,710

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

	Election of Directors.				FOR	AGAINST	ABSTAIN
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Barry N. Bycoff O John R. Egan O Ram Gupta O Charles F. Kane O David A. Krall O Michael L. Mark O Philip M. Pead	2	To approve the compensation of Progress Software Corporation’s named executive officers	☐	☐	☐
☐
					FOR	AGAINST	ABSTAIN
			3	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			4	To approve the reincorporation of the company from Massachusetts to Delaware	☐	☐	☐

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND MAIL IT IN THE ENCLOSED ENVELOPE TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. PLEASE SIGN EXACTLY AS NAME(S) APPEAR(S) ON STOCK CERTIFICATE(S). IF STOCKHOLDER IS A CORPORATION OR PARTNERSHIP, PLEASE HAVE AN AUTHORIZED OFFICER SIGN ON BEHALF OF THE CORPORATION OR PARTNERSHIP.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: =
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.